                                                                        EXHIBIT 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION WASHINGTON, D.C. 20429

Form 10-K

[x] ANNUAL REPORT PURSUANT T0 SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2006		Certificate Number: 14028

FIRST GUARANTY BANK (Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)		72-0201420 (I.R.S. Employer Identification No.)

400 East Thomas Street Hammond, Louisiana (Address of principal executive offices)		70401 (Zip code)

(Telephone number, including area code)
(985) 345-7685
_____________________________
Securities registered pursuant to Section 12(b) of the Act:
None
_____________________________
Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $5 par value per share Common Stock, $1 par value per share	None None
_____________________________

    Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 (“the Act”) during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]   No [  ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Bank’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [  ]

    Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).  Yes [  ]   No [X]

    The aggregate market value of the voting stock held by non-affiliates of the Bank, for purposes of the Form 10-K, is indeterminable. The Bank’s shares of common stock are not traded on a stock exchange and trades occur primarily between individuals at a mutually agreed upon price. The most recent trades of the Bank’s common stock known to the Bank occurred on December 20, 2006. At such time a total of 1,450 shares of the $1.00 par value common stock were sold at a price of $23.42 per share. As of December 31, 2006, 5,559,644 shares of $1 par value common stock were issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
    Selected sections of the 2007 definitive Proxy Statement for the Annual Meeting of Shareholders to be filed within 120 days of Registrant’s fiscal year end are incorporated into Part III, Item 10 and 14 of this Form 10-K.

TABLE OF CONTENTS

Part I.
Item 1  –   Business
Item 1A – Risk Factors
Item 1B – Unresolved Staff Comments
Item 2  –   Properties
Item 3  –   Legal Proceedings
Item 4  –   Submissions of Matters to a Vote of Security Holders

Part II
Item 5  –   Market for Bank’s Common Equity, Related Stockholder Matters and Issuer Purchases of
          Equity Securities
Item 6  –   Selected Financial Data
Item 7  –   Management’s Discussion and Analysis of Financial Condition and
          Results of Operations
Item 7A – Quantitative and Qualitative Disclosures about Market Risk
Item 8  –   Financial Statements and Supplementary Data
Item 9  –   Changes in and Disagreements with Accountants on Accounting and Financial Disclosures
Item 9A – Controls and Procedures

Part III
Item 10  – Directors and Executive Officers of the Bank
          Audit Committee Financial Expert
          Code of Ethics
Item 11 –  Executive Compensation
Item 12 –  Security Ownership of Certain Beneficial Owners and Management
Item 13 –  Certain Relationships and Related Transactions
Item 14 –  Principal Accountant Fees and Services

Part IV
Item 15 –  Exhibits, Financial Statement Schedules and Reports on Form 8-K

Page 3 8 9 10 11 11 11 11 15 24 26 45 45 46 48 48 49 51 53 53 54

PART 1

Item 1 – Business
Background
    First Guaranty Bank (the “Bank”) is a state chartered commercial bank with 16 full service banking facilities located in southeast, southwest and north Louisiana. The Bank was organized under Louisiana law under the name Guaranty Bank and Trust Company in 1934 and changed names to First Guaranty Bank in 1971. The Bank is licensed by the Louisiana Office of Financial Institutions as a state bank. Deposits are insured up to the maximum legal limits by the FDIC. The Bank is not a member of the Federal Reserve System. As of December 31, 2006, the Bank was the sixth largest Louisiana-based bank, the fourth largest Louisiana bank not headquartered in New Orleans as measured by total assets.

Market Areas
    The Bank’s focus is on the bedroom communities of metropolitan markets, small cities and rural areas in southeast, southwest and north Louisiana. In southeast Louisiana, seven branches are located in Tangipahoa Parish in the towns of Amite, Hammond, Independence, Kentwood and Ponchatoula and one branch is located in Denham Springs, in the adjacent Livingston Parish. In southwest Louisiana, the Bank has branches in Abbeville in Vermillion Parish and in Jennings in Jefferson Davis Parish. The remaining six branches are located in north Louisiana, in Haynesville and Homer, which are both in Claiborne Parish; Oil City and Vivian, both in Caddo Parish; in Dubach in Lincoln Parish and Benton, in Bossier Parish. The Bank’s core market remains in the home parish of Tangipahoa where approximately 50.6% of deposits and 53.4% of net loans were based in 2006.
    The Bank’s southeast Louisiana market is strategically located near the intersection of Interstates 12 and 55, which places it at a crossroads of commercial activity for the southeastern United States. In addition, this market area is largely populated by the work force of several nearby petrochemical refineries and other industrial plants and is a bedroom community for the urban centers of New Orleans and Baton Rouge, which are approximately 45 miles and 60 miles, respectively, from Hammond, where the main office is located. Hammond is home to one of the largest medical centers in the state of Louisiana and the second largest state university in Louisiana.
    The Bank’s southwest Louisiana market benefits from a profitable casino gaming industry and substantial tourism revenue derived from the Louisiana Acadian culture. It also has a concentration of oilfield and oilfield services activity and is a thriving agricultural center for rice, sugarcane and crawfish.
    Timber cultivation and its related industries, including milling and logging, are key commercial activities in the north Louisiana market. It is also an agrarian center in which corn, cotton and soybeans are the primary crops. The poultry industry, including independent poultry grower farms that contract with national poultry processing companies, are also very important to the local economy.

Banking Products and Services
    The Bank is an independent community bank that offers personalized commercial banking services to businesses, professionals and individuals. The Bank is engaged in substantially all of the business operations customarily conducted by independent commercial banks in Louisiana. The Bank offers a variety of deposit products including personal and business checking and savings accounts, time deposits, money market accounts and NOW accounts. Other services provided include personal and commercial credit cards, remote deposit capture, safe deposit boxes, money orders, travelers’ checks and lockbox services. Also offered is 24-hour banking through internet banking, voice response and 24 automated teller machines. Although full trust powers have been granted, the Bank does not actively operate or have any present intentions to activate a trust department.

Loans
    The Bank is engaged in a diversity of lending activities to serve the credit needs of its customer base including commercial loans, commercial real estate loans, real estate construction loans, mortgage loans, agricultural loans, home equity lines of credit, equipment loans, inventory financing and student loans. In addition, the Bank provides consumer loans for a variety of reasons such as the purchase of automobiles, recreational vehicles or boats, investments or other consumer needs. The Bank issues MasterCard and Visa credit cards and provides merchant processing services to commercial customers. The loan portfolio is divided, for regulatory purposes, into four broad classifications: (i) real estate loans, which include all loans secured in whole or part by real estate; (ii) agricultural loans, comprised of all farm loans; (iii) commercial and industrial loans, which include all commercial and industrial loans that are not secured by real estate; and (iv) consumer loans.

Competition
    The banking business in Louisiana is highly competitive with respect to both loans and deposits. The Bank competes for deposits and loans principally with other commercial banks, as well as non-bank financial institutions, including savings and loan associations, thrift and loan associations credit unions, and non-financial institutions. Statewide and nationwide commercial banks have the ability to finance extensive advertising campaigns and to allocate investment assets to regions of highest yield and demand.

    In order to compete with the statewide and nationwide commercial banks and the other financial institutions in primary service areas, the Bank relies principally upon local promotional activities, support to local communities and personal contact by officers, directors and employees. Promotional activities emphasize the advantages of dealing with a local community bank attuned to the particular needs of the community. For customers whose loan demands exceed lending limits, the Bank arranges for loans on a participated basis with other financial institutions. The Bank also assists customers in obtaining, from correspondent banks, services the Bank does not offer.

Employees
    As of December 31, 2006, the Bank had 214 employees, 178 of whom were full-time employees and 36 were part-time employees (the full-time equivalent of 196 staff members).

Data Processing
    Since November 2001, customer information has been housed on equipment owned by Financial Information Service Corporation or FISC. FISC is a cooperative jointly owned by a number of Louisiana and Mississippi state banks that are currently serviced by FISC. Each bank owns one share of FISC’s stock and holds a seat on the board of directors of FISC. The 2006 annual cost of this service was $686,000 and may escalate as additional services are provided or customer volume increases. The current arrangements are adequate and the agreement with FISC to add additional services, as needed, will accommodate the Bank’s needs for the foreseeable future.

Information Technology Infrastructure
    The Bank has a network which links more than 25 remote sites using a virtual private network to authenticate to a Novell-Citrix hybrid server architecture. The Bank has over 300 embedded devices that can be remotely administered from any location. The Bank’s employees are not limited to their branch location and instead can access the network and authenticate securely from any branch. The Bank has a full redundant back-up site located at the far northwestern corner of the state in Homer, Louisiana.

Regulatory Compliance
    First Guaranty Bank is an FDIC-insured, non-member Louisiana state bank. Regulation of financial institutions is intended primarily to protect depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and generally is not intended to protect stockholders or other investors.
    The Bank is subject to regulation and supervision by both the Louisiana Office of Financial Institutions and the FDIC. In addition, the Bank is subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that are made and the interest that is charged on those loans, and limitations on the types of investments that are made and the types of services that are offered. Various consumer laws and regulations also affect operations. See “Regulation and Supervision.”

REGULATION AND SUPERVISION

General
    First Guaranty is an FDIC-insured Louisiana state bank and not a member of the Federal Reserve System. Regulation of financial institutions is intended primarily to protect depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and generally is not intended to protect stockholders or other investors.
    The Bank is subject to regulation and supervision by both the FDIC and the Louisiana Office of Financial Institutions. In addition, various consumer laws and regulations affect operations. Commercial banks are affected significantly by the actions of the Federal Reserve Board in influencing the overall national economy by controlling the money supply and the availability of credit.
    From time to time, members of Congress introduce legislative proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds. The Bank cannot predict changes in the banking laws and in their application by regulatory agencies, but any changes may have a material effect on business and financial results.

Capital Adequacy Requirements

Capital Guidelines
    The Bank is subject to risk-based capital guidelines adopted by the FDIC that are designed to reduce risk of loss. Under these guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. Risk-based capital ratios are obtained by dividing Tier 1 capital and total qualifying capital (Tier 1 capital and a limited amount of Tier 2 capital) by total risk-adjusted assets and off-balance-sheet items. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital generally includes a limited amount of the allowance for loan and lease losses and certain other instruments that have some characteristics of equity. The FDIC currently requires a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance-sheet items of 4.0% and a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance-sheet items of 8.0%. At least one-half of total capital must be in the form of Tier 1 capital.

    In addition to the risk-based capital guidelines, the FDIC uses a leverage ratio as an additional tool to evaluate the capital adequacy of banks. The leverage ratio is a bank’s Tier 1 capital divided by its average total consolidated assets. Certain highly-rated banks may maintain a minimum leverage ratio of 3.0%, but other banks are required to maintain a leverage ratio of at least 4.0%.
    The guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Bank regulators have the authority generally to raise capital requirements applicable to individual banking organizations beyond current levels. However, the Bank is unable to predict whether or when higher capital requirements could be imposed, and, if so, at what levels or on what schedule.
    The Bank complied with the applicable minimum capital requirements as of December 31, 2006. At that date, the leverage, Tier 1 capital and total risk-based capital ratios were 8.16%, 9.92% and 11.03%, respectively.

Prompt Corrective Action and Other Enforcement Mechanisms
    Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose regulatory capital falls below certain levels. There are five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An insured, state non-member bank is “well capitalized” if it maintains a total risk-based capital ratio of at least 10%, a risk-adjusted Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5%, and is not subject to any order or written directive to maintain any specific capital level. A state non-member bank is “adequately capitalized” if it maintains a leverage ratio of at least 4%, a risk-adjusted Tier 1 capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. A state non-member bank will be considered “undercapitalized” if it fails to meet any minimum required measure, “significantly undercapitalized” if it is significantly below such measure and “critically undercapitalized” if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A state non-member bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it is operating in an unsafe or unsound manner or receives an unsatisfactory examination rating. At December 31, 2006 and December 31, 2005, the Bank had capital ratios at sufficient levels to qualify as “well capitalized.”

Effects of Undercapitalization
    Generally, an FDIC-insured depository institution is prohibited from making any capital distribution, including the payment of dividends, if it would thereafter be undercapitalized. In addition, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch, except under certain circumstances, including the acceptance by the federal banking regulators of a capital restoration plan for the bank. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If an insured depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
    Significantly undercapitalized insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receiving deposits from correspondent banks, and assessment of shares to provide required capital under penalty of seizure and sale for non-payment. Critically undercapitalized insured depository institutions are subject to appointment of a receiver or conservator.
    The capital classification of a bank also affects the frequency of examinations of the bank and the deposit insurance premiums paid by the bank. The federal banking regulators generally are required to conduct a full-scope, on-site examination of every bank at least once every 12 months.

Activities and Investments of Insured State Banks

Non-Banking Activities
    The Gramm-Leach-Bliley Act of 1999 eliminated most of the barriers to affiliations among banks and securities firms, insurance companies and other financial companies previously imposed under federal banking laws if certain criteria are satisfied. The financial subsidiaries of “well capitalized” banks are generally permitted to engage in activities that are financial in nature including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance brokerage and underwriting activities; merchant banking activities; and other activities that the Federal Reserve Board has determined to be closely related to banking.

Transactions with Affiliates
    Sections 23A and 23B of the Federal Reserve Act restrict the ability to make loans to affiliates, invest in securities issued by affiliates and use affiliates’ securities as collateral for loans to any borrower. These laws may limit the ability to obtain funds from affiliates for cash needs, including funds for payment of dividends, interest and operational expenses.
All extensions of credit made to executive officers, directors or principal stockholders and their affiliates or to any related interests of such persons (i.e., insiders) must be made on substantially the same terms and pursuant to the same credit underwriting procedures as are applicable to comparable transactions with persons who are neither insiders nor employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Insider loans also are subject to certain lending limits, restrictions on overdrafts to insiders and requirements for prior approval by the board of directors.

Dividends
    Because the Bank’s deposits are insured by the FDIC, dividends may not be paid or capital assets distributed if the Bank is in default on any assessment due to the FDIC. The Bank is also subject to regulations that impose minimum regulatory capital and minimum state law earnings requirements that affect the amount of cash available for distribution. In addition, under the Louisiana Banking Law, dividends may not be paid if it would reduce the unimpaired surplus below 50% of outstanding capital stock in any year nor can dividends in excess of net profits (as defined by the Louisiana Banking Law) for the current year and the immediately preceding year be paid without the prior approval of the Louisiana Commissioner of Financial Institutions.

Brokered Deposits and Pass-Through Insurance
    An FDIC-insured depository institution cannot accept, roll over or renew brokered deposits unless it is well capitalized or adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer “pass-through” insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. As of December 31, 2006, the Bank did not have brokered deposits.

Interstate Branching
    Effective June 1, 1997, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits state and national banks with different home states to operate branches across state lines with approval of the appropriate federal banking agency, unless the home state of a participating bank passed legislation “opting out” of interstate banking. This federal law allows branching through acquisition only, which means a bank must acquire another bank and merge the two institutions in order to operate across state lines. If a state opted out of interstate branching within a specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo. Louisiana did not opt out of this law. The Bank currently has no branches located outside of Louisiana.

FDIC Deposit Insurance Assessments
    The Bank is subject to FDIC deposit insurance assessments for deposit insurance under the Deposit Insurance Fund. The FDIC’s current risk-based system places a bank in one of nine risk assessment categories, principally on the basis of its capital level and an evaluation of the bank’s risk to the fund, and bases premiums on the probability of loss to the FDIC with respect to each individual bank. At December 31, 2006 and December 31, 2005, the FDIC had assigned the Bank to the 1A risk assessment category. The total FDIC assessment was $167,900 for 2006.
     The FDIC may terminate the deposit insurance of any insured depository institution if it determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, continue to be insured for a period of six months to two years, as determined by the FDIC. The Bank is not aware of any existing circumstances which would result in the termination of deposit insurance.

Safety and Soundness Standards
    The federal banking regulators have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. The safety and soundness guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure.

Community Reinvestment Act
    Under the Community Reinvestment Act, or CRA, a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The FDIC assigns banks a CRA rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance,” and the bank must publicly disclose its rating. The FDIC rated the Bank as satisfactory in meeting community credit needs under the CRA at its most recent CRA performance examination.

Privacy Provisions
    Under the Gramm-Leach-Bliley Act, federal banking regulators have adopted new rules requiring disclosure of privacy policies and information sharing practices to consumers. These rules prohibit depository institutions from sharing customer information with nonaffiliated parties without the customer’s consent, except in limited situations, and require disclosure of privacy policies to consumers and, in some circumstances, enable consumers to prevent disclosure of personal information to nonaffiliated third parties.  In addition, the Fair and

Accurate Credit Transactions Act of 2003 requires banks to notify their customers if they report negative information about them to a credit bureau or if they grant credit to them on terms less favorable than those generally available.
    The Bank has instituted risk management systems to comply with all required privacy provisions and believes that the new disclosure requirements and implementation of the privacy laws will not materially increase operating expenses.

Check 21
    The Check 21 Act facilitates check truncation and electronic check exchange by authorizing a new negotiable instrument called a “substitute check”. The Act provides that a properly prepared substitute check is the legal equivalent of the original check for all purposes. This law supercedes contradictory state laws (i.e., state laws that allow customers to demand the return of original checks).
    Although the Check 21 Act does not require any bank to create substitute checks or to accept checks electronically, it does require banks to accept a legally equivalent substitute check in place of an original check after the Check 21 Act’s effective date of October 28, 2004.

Anti-Money Laundering and Anti-Terrorism Legislation
    To prevent financial institutions from being used to hide money derived from criminal activity and tax evasion, the Bank Secrecy Act of 1970, or BSA, requires banks to keep records to assist government enforcement agencies in tracing financial transactions and the flow of funds. Banks must also file Suspicious Activity Reports and Currency Transaction Reports to assist government enforcement agencies in detecting patterns of criminal activity. The BSA also contains enforcement provisions authorizing criminal and civil penalties for illegal activities and violations of the BSA and its implementing regulations and a safe harbor that protects financial institutions from civil liability for their cooperative efforts.
    The USA PATRIOT Act requires all financial institutions, including us, to institute and maintain a risk-based anti-money laundering compliance program that includes a customer identification program, provides for information sharing with law enforcement and between certain financial institutions by means of an exemption from the privacy provisions of the Gramm-Leach-Bliley Act, prohibits U.S. banks and broker-dealers from maintaining accounts with foreign “shell” banks, establishes due diligence and enhanced due diligence requirements for certain foreign correspondent banking and foreign private banking accounts and imposes additional record keeping requirements for certain correspondent banking arrangements. The Bank has adopted policies, procedures and controls to comply with the BSA and the USA PATRIOT Act, although the Bank engages in very few transactions of any kind with foreign financial institutions or foreign persons.

Consumer Laws and Regulations
    The Bank is subject to laws and regulations that are designed to protect consumers in transactions with banks. While the following list is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act and the Federal Trade Commission Act. These laws and regulations mandate disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of ongoing customer relations.

Sarbanes-Oxley Act
    First Guaranty Bank is also subject to the Sarbanes-Oxley Act of 2002, which has imposed corporate governance and accounting oversight restrictions and responsibilities on the board of directors, executive officers and independent auditors. The law has increased the time spent discharging responsibilities and costs for audit services.

Recent Developments
    Merger with Homestead Bancorp, Inc. First Guaranty Bank and Homestead Bancorp, Inc. (OTC: HSTD.PK), parent company for Homestead Bank, entered into a definitive agreement on January 4, 2007 pursuant to which Homestead Bancorp will be acquired for approximately $13 million in cash. At December 31, 2006, total assets of Homestead Bancorp, Inc. were $131.5 million, including $71.0 million in total loans and $51.3 million in investment securities. Total deposits at such date were $70.2 million and stockholders’ equity totaled $10.5 million.
    Prior to completion of the acquisition, it is anticipated that First Guaranty Bancshares, Inc., currently a wholly-owned subsidiary of First Guaranty Bank, will become the registered bank holding company of First Guaranty Bank pursuant to a share exchange transaction that has previously been approved by the shareholders of First Guaranty Bank. Following the holding company formation, First Guaranty Bancshares will accomplish the acquisition of Homestead Bancorp by virtue of the merger of a wholly-owned subsidiary of First Guaranty

Bancshares with and into Homestead Bancorp.
    Under the terms of the agreement, First Guaranty Bancshares will acquire all of the issued and outstanding shares of common stock of Homestead Bancorp for the cash purchase price of $17.60 per share. In addition, each outstanding and unexercised option to acquire a share of common stock of Homestead Bancorp will be converted into the right to receive cash in an amount equal to $17.60 less the exercise price of such option. The transaction has been approved by the board of directors of First Guaranty Bank, First Guaranty Bancshares and Homestead Bancorp. The acquisition is subject to customary conditions, including the approval of the shareholders of Homestead Bancorp as well as certain bank regulatory authorities in the United States. The merger is expected to close in the second quarter of 2007.
    Federal Home Loan Bank (FHLB) Status. In 2006, due to a high level of nonperforming assets (see Nonperforming Assets in Management’s Discussion and Analysis), FHLB advances were based on “custody” status rather than “blanket lien” status. FHLB advances in 2006 were collateralized primarily by commercial real estate loans in the FHLB’s custody. On February 27, 2007, the Bank was approved to regain access FHLB credit products and services utilizing the “blanket lien” status.

Item 1A. – Risk Factors
    Various factors, such as general economic conditions in the U.S. and Louisiana, regulatory and legislative initiatives and increasing competition could impact the Bank’s business. There are also several other risks, many beyond the Bank’s control, which could adversely affect the Bank’s business, results of operations and/or financial condition.
    The most important risk factors affecting the success of the Bank are believed to be the management of the loan credit risk and interest rate risk.
    Loan Credit Risk– The Bank’s earnings are significantly affected by the ability to originate, underwrite and service loans properly. The Bank could sustain losses if it incorrectly assesses the creditworthiness of borrowers or fails to detect or respond to deterioration in asset quality in a timely manner.  Problems with asset quality could cause interest income and net interest margin to decrease and provisions for loan losses to increase, which could adversely affect the results of operations and financial condition.
    The risk of loan losses varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral. The Bank maintains an allowance for loan losses based upon, among other things, historical experience, a generalized reserve for losses as a percentage of loan volume, the Bank’s evaluation of economic conditions, independent third-party reviews, regulatory examinations and regular reviews of delinquencies and loan portfolio quality. Although the Bank believes that the allowance for loan losses is maintained at a level adequate to absorb any losses in the loan portfolio, these estimates of loan losses are subjective and their accuracy depends on the outcome of future events that are largely beyond the Bank’s control.
    In addition, bank regulators, as an integral part of their supervisory functions, periodically review the allowance for loan losses. These regulatory agencies may require the Bank to increase the allowance for loan losses or to recognize further loan chargeoffs based upon their judgments, which may be different from Management.  Any increase in the allowance for loan losses required by these regulatory agencies could materially adversely affect the financial condition and results of operations.
    Interest Rate Risk - Changes in interest rates may affect interest income and interest expense, as well as the ability to make loans and obtain deposits and related costs. Interest rates are sensitive to many factors beyond the Bank’s control, including general economic conditions and the policies of various governmental and regulatory authorities. In a period of rising interest rates, interest expense could increase in different amounts and at different rates than the interest earned on assets, thereby decreasing net interest income. Furthermore, an increase in long-term interest rates may affect negatively the market value of the investment portfolio. Fixed-rate securities are generally more negatively affected by these increases. A reduction in the market value of the portfolio would increase the unrealized loss position of the available-for-sale investments. Any of these events could materially adversely affect the results of operations or financial condition.
    Other key risks include, but are not limited to, operating risk, regulatory risk, economic risk, employee misconduct risk, fraud or negligent acts and environmental risks.
    Operating Risk - Existing and future offices may fail to maintain or achieve deposit levels, loan balances or other operating objectives necessary to avoid losses or produce profits. Should any new location be unprofitable or marginally profitable or should any existing location experience a decline in profitability or incur losses, the adverse effect on results of operations and financial condition could be more significant than would be the case for a larger bank.
    Regulatory Risk - Growth and expansion plans may be adversely affected by a number of regulatory developments. Failure to obtain required regulatory approvals, changes in laws and regulations or other regulatory developments may prevent or adversely affect growth and expansion. Such factors may alter growth and expansion plans, which may prevent the Bank from entering certain markets or allow competitors to gain or retain market share in existing or expected markets.
    Failure to address these issues successfully could have a material adverse effect on business, future prospects, financial condition or results of operations and could adversely affect the ability to implement business strategies successfully. Also, if the Bank’s historical growth rate decreases, operating results could be materially adversely affected.

    Economic Risk - Success significantly depends on the growth in population, income levels, job markets, deposits and housing in the Bank’s market areas. If the communities in which the Bank operates do not grow, or if local economic conditions are unfavorable, business may not succeed. Adverse economic conditions in the Bank’s specific market areas could reduce growth rate, affect the ability of customers to repay their loans and generally affect the financial condition and results of operations. Unlike some of the large competitors, the Bank is unable to spread the risks of unfavorable local economic conditions across a number of diversified economies.
    Employee Misconduct Risk - Employee misconduct could subject the Bank to financial losses or regulatory sanctions and seriously harm the Bank’s reputation.  It is not always possible to prevent employee misconduct, and the precautions taken to detect and prevent this activity may not be effective in all cases. Misconduct by employees could include theft, embezzlement, unauthorized transactions, hiding unauthorized activities, improper or unauthorized activities on behalf of customers or improper use of confidential information.
    Fraud or Negligent Act Risk– The Bank relies heavily on information that customers and third parties give, including the information in loan applications, property appraisals, title information and employment and income documentation in deciding which loans to make and the terms of those loans. If any of the information is misrepresented, either fraudulently or inadvertently, and is not detected before the loan is funded, the value of the loan may be significantly lower than expected or the Bank may fund a loan that it would not have funded or on terms that it would not have extended.  Whether the loan applicant, a mortgage broker or another third party makes a misrepresentation, the Bank generally bears the risk of loss associated with the misrepresentation. It is often difficult to locate the sources of the misrepresentation and recover monetary losses suffered. Although the Bank maintains a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, no assurance can be given that the controls have detected or will detect all misrepresented information in the lending operations.
    Environmental Risks - There is a risk that hazardous or toxic waste could be found on the properties that secure loans and that the Bank may foreclose on. If that happens, the Bank could be held responsible for the cost of cleaning up or removing the waste, and that cost could significantly exceed the value of the underlying properties and adversely affect profitability. Although the Bank requires an environmental review before foreclosure on real property, it cannot be assured that this will be sufficient to detect all potential environmental hazards.

Item 1B – Unresolved Staff Comments
    None.

Item 2 - Properties
    The Bank operates 16 retail-banking centers. The following table sets forth certain information relating to each office. The net book value of premises and equipment at all branch locations at December 31, 2006 totaled $13.6 million.

Location	Use of Facilities	Approximate Square Feet of Office Space	Year Facility Opened or Acquired	Owned/ Leased
First Guaranty Square 400 East Thomas Street Hammond, LA 70401	Bank’s Main Office	63,400	1975	Owned
2111 West Thomas Street Hammond, LA 70401	Guaranty West Banking Center	6,190	1974	Owned
100 East Oak Street Amite, LA 70422	Amite Banking Center	6,900	1970	Owned
455 Railroad Avenue Independence, LA 70443	Independence Banking Center	3,900	1979	Owned
301 Avenue F Kentwood, LA 70444	Kentwood Banking Center	10,400	1975	Owned
170 West Hickory Ponchatoula, LA 70454	Ponchatoula Banking Center	6,900	1960	Owned
196 Burt Blvd Benton, LA 71006	Benton Banking Center	11,900	1999	Owned
126 South Hwy. 1 Oil City, LA 71061	Oil City Banking Center	4,300	1999	Owned
401 North 2nd Street Homer, LA 71040	Homer Main Banking Center	7,600	1999	Owned
10065 Hwy 79 Haynesville, LA 71038	Haynesville Banking Center	3,000	1999	Owned
117 East Hico Street Dubach, LA 71235	Dubach Banking Center	5,000	1999	Owned
102 East Louisiana Avenue Vivian, LA 71082	Vivian Banking Center	3,300	1999	Owned
500 North Cary Jennings, LA 70546	Jennings Banking Center	9,700	1999	Owned
799 West Summers Drive Abbeville, LA 70510	Abbeville Banking Center	5,300	1999	Owned
105 Berryland Ponchatoula, LA 70454	Berryland Banking Center	2,400	2004	Leased
2231 S. Range Avenue Denham Springs, LA 70726	Denham Springs Banking Center	12,612	2005	Owned

Item 3 - Legal Proceedings
    The Bank is subject to various legal proceedings in the normal course of its business. It is Management’s belief that the ultimate resolution of such claims will not have a material adverse effect on the financial position or results of operations.

Item 4 - Submission of Matters to a Vote of Security Holders
    There were no matters submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the fourth quarter of fiscal 2006.

PART II

Item 5 - Market for Bank’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
    First Guaranty Bank’s shares of common stock are not traded on a stock exchange or in any established over-the-counter market. Trades occur primarily between individuals at a price mutually agreed upon by the buyer and seller. Trading in the Bank’s common stock has been infrequent and such trades cannot be characterized as constituting an active trading market. Based on information recorded in the Bank’s Stock Transfer Agent records, Management believes that approximately 535,264 shares of the Bank’s common stock were traded during 2006 of which 65,168 shares were traded in the fourth quarter of 2006. The purchasers in these transactions were, in most cases, either affiliates of the Bank or their associates. No assurance can be given that an active trading market for the common stock will develop.
    The following table presents information regarding the trading range of the Bank’s shares of common stock and dividends paid for the previous three years, as reflected in the Stock Transfer Agent records maintained by the Bank.

	2006			2005			2004
Quarter Ended:	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
March	$ 23.42	$ 18.57	$ 0.15	$ 18.57	$ 15.27	$ 0.14	$ 15.27	$ 15.27	$ 0.11
June	23.42	23.42	0.15	18.57	18.57	0.14	15.27	15.27	0.12
September	23.42	23.42	0.15	18.57	18.29	0.14	15.27	15.12	0.13
December	23.42	23.42	0.15	20.00	18.57	0.15	15.27	15.27	0.14

Holders
    As of December 31, 2006, the Bank had issued and outstanding 5,559,644 shares of the Bank’s common stock, par value $1 per share, held by 1,181 shareholders of record.

Dividends
    The Bank’s stockholders are entitled to receive dividends when, and if declared by the board of directors, out of funds legally available for dividends. The Bank has paid consecutive quarterly cash dividends on common stock for each of the last nine years and the board of directors intends to continue to pay regular quarterly cash dividends. The ability to pay dividends in the future will depend on earnings and financial condition, liquidity and capital requirements, regulatory restrictions, the general economic and regulatory climate and ability to service any equity or debt obligations senior to common stock. The Bank intends to continue paying dividends, but the amount of any dividends, if paid at all, will be at the discretion of the board of directors and will depend upon a number of factors, including compliance with regulatory requirements. The Bank cannot give you any assurance that it will continue to pay dividends or of the amount of any future dividends.
     A number of federal and state banking policies and regulations restrict the ability to pay dividends. In particular, because deposits are insured by the FDIC, the Bank may not pay dividends or distribute capital if it is in default on any assessment due to the FDIC. Also, the Bank is subject to regulations that impose minimum regulatory capital and minimum state law earnings requirements that affect the amount of cash available for distribution to us. Under the Louisiana Banking Law, the Bank may not pay dividends in any year that would reduce unimpaired surplus below 50% of outstanding capital stock. In addition, the Bank may not pay a dividend in excess of net profits (as defined by the Louisiana Banking Law) for the year and the immediately preceding year without the prior approval of the Louisiana Commissioner of Financial Institutions. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that the Bank can declare and pay to stockholders in the future.

Item 6 - Selected Financial Data
    The following selected financial data should be read in conjunction with the financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this Form 10-K. Except for the data under “Performance Ratios,” “Capital Ratios” and “Asset Quality Ratios,” the income statement data and share and per share data for the years ended December 31, 2006, 2005 and 2004 and the balance sheet data as of December 31, 2006 and 2005 are derived from the audited financial statements and related notes which are included elsewhere in this Form 10-K, and the income statement data and share and per share data for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2004, 2003 and 2002 are derived from the audited financial statements and related notes that are not included in this Form 10-K.

	At or For the Years Ended December 31,
	2006	2005	2004	2003	2002

Year End Balance Sheet Data:
(amounts in thousands)
Securities	$158,352	$175,200	$106,526	$59,454	$34,819
Federal funds sold	6,793	1,786	552	356	-
Loans, net of unearned income	507,195	491,582	456,104	381,342	351,446
Allowance for loan losses	6,675	7,597	5,910	4,942	4,378
Total assets	714,487	713,544	607,154	484,715	435,023
Total deposits	626,293	632,908	481,358	376,002	361,418
Borrowings	24,568	22,132	71,771	60,396	28,548
Stockholders' equity	59,203	53,923	51,706	45,798	40,836

Average Balance Sheet Data:
(amounts in thousands)
Securities	$178,419	$109,236	$87,232	$58,092	$59,532
Federal funds sold	3,115	6,028	618	128	-
Loans, net of unearned income	505,623	476,144	415,606	366,034	343,792
Total earning assets	690,057	595,141	509,261	431,432	409,044
Total assets	726,593	631,554	542,460	464,633	439,075
Total deposits	622,869	526,995	438,214	368,463	366,399
Borrowings	42,435	45,732	51,558	48,398	28,860
Stockholders' equity	56,640	54,901	49,257	43,744	40,234

Performance Ratios:
Return on average assets	1.21%	0.95%	1.58%	1.51%	0.81%
Return on average equity	15.54%	10.97%	17.37%	16.04%	8.80%
Return on average tangible assets(1)	1.21%	0.96%	1.58%	1.52%	0.81%
Return on average tangible equity(2)	15.73%	11.24%	18.08%	17.03%	9.55%
Net interest margin	4.60%	4.71%	5.09%	5.08%	4.96%
Average loans to average deposits	81.18%	90.35%	94.84%	99.34%	93.83%
Efficiency	50.90%	55.44%	52.47%	55.84%	71.38%
Efficiency (excluding amortization of
intangibles and securities transactions)	49.12%	53.55%	50.33%	53.45%	69.35%
Full time equivalent employees (year end)	196	189	181	169	173
____________________________________
(1)	Average tangible assets represent average assets less average core deposit intangibles.
(2)	Average tangible equity represents average equity less average core deposit intangibles.

	At or For the Years Ended December 31,
	2006	2005	2004	2003	2002

Capital Ratios:
Average stockholders' equity to average assets	7.80%	8.69%	9.08%	9.41%	9.16%
Average tangible equity to average tangible assets(1),(2)	7.71%	8.51%	8.76%	8.91%	8.50%
Stockholders' equity to total assets	8.29%	7.56%	8.52%	9.45%	9.39%
Tier 1 leverage capital	8.16%	7.67%	8.53%	9.00%	8.74%
Tier 1 capital	9.92%	8.80%	9.50%	10.92%	10.00%
Total risk-based capital	11.03%	10.05%	10.62%	12.16%	11.14%

Income Data:
(amounts in thousands)
Interest income	$50,937	$40,329	$33,835	$28,716	$29,939
Interest expense	19,206	12,367	8,057	6,781	9,630
Net interest income	31,731	27,962	25,778	21,935	20,309
Provision for loan losses	4,419	5,621	1,670	1,258	1,560
Noninterest income (excluding securities transactions)	4,601	5,221	5,082	5,006	3,689
Securities (losses) gains	(234)	7	(56)	(23)	200
Noninterest expense	18,373	18,399	16,162	15,030	17,272
Earnings before income taxes	13,306	9,170	12,972	10,630	5,366
Net income	8,802	6,024	8,556	7,016	3,539

Per Common Share Data:(3)
Net earnings	$1.58	$1.08	$1.54	$1.26	$0.64
Cash dividends paid	0.60	0.57	0.50	0.38	0.32
Book value	10.65	9.70	9.30	8.24	7.35
Dividend payout ratio	37.89%	52.67%	32.16%	29.73%	49.48%
Weighted average number of shares outstanding	5,559,644	5,559,644	5,559,644	5,559,644	5,559,644
Number of share outstanding (year end)	5,559,644	5,559,644	5,559,644	5,559,644	5,559,644
Market data:
High	$23.42	$20.00	$15.27	$15.27	$15.27
Low	$18.57	$15.27	$15.12	$15.27	$15.27
Trading Volume	535,264	279,503	104,835	110,836	3,981
Stockholders of record	1,181	1,141	1,148	1,247	1,394

Asset Quality Ratios:
Nonperforming assets to total assets	1.81%	3.05%	1.18%	1.46%	1.68%
Nonperforming assets to loans	2.55%	4.43%	1.57%	1.85%	2.08%
Loan loss reserve to nonperforming assets	51.53%	34.92%	82.59%	70.00%	60.03%
Net charge-offs to average loans	1.06%	0.83%	0.17%	0.19%	0.27%
Provision for loan loss to average loans	0.87%	1.18%	0.40%	0.34%	0.45%
Allowance for loan loss to total loans	1.32%	1.55%	1.30%	1.30%	1.25%
______________________________
(1) Average tangible assets represents average assets less core deposit intangibles.
(2) Average tangible equity represents average equity less core deposit intangibles.
(3) For the years ended 2002, 2003, 2004 and 2005 amounts have been restated to reflect a stock dividend of one-third of a share of $1 par value common stock for each share of $1 and
$5 par value common stock outstanding, accounted for as a four-for-three stock split, effective and payable to stockholders of record as of
October 20, 2005. See Notes to Financial Statements for additional information.

SELECTED QUARTERLY FINANCIAL DATA
    The following table sets forth selected quarterly financial data from the financial statements and should be read in conjunction with the financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this offering circular.
	2006
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except shares and per share data)
Earnings:
Net interest income after provision for loan losses	$7,248	$7,269	$6,015	$6,780
Noninterest income	1,121	985	1,126	1,135
Noninterest expense	4,533	5,207	4,078	4,555
Net income, after taxes	2,574	2,004	2,015	2,209

Financial Position:
Total assets	$714,487	$740,465	$736,732	$714,320
Loans, net of unearned income	507,195	511,015	507,651	492,438
Allowance for loan losses	6,675	6,533	8,463	8,360
Securities	158,352	179,414	182,917	178,098
Deposits	626,293	639,635	619,295	614,785
Borrowings	24,568	38,453	58,379	39,582
Stockholders' equity	59,203	57,566	54,861	54,576

Share Data:
Net income per common share	$0.46	$0.36	$0.36	$0.40
Cash dividends on common stock	0.15	0.15	0.15	0.15
Book value per common share (quarter-end)	10.65	10.35	9.87	9.82
Average common shares outstanding	5,559,644	5,559,644	5,559,644	5,559,644

	2005
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except shares and per share data)
Earnings:
Net interest income after provision for loan losses	$3,473	$5,813	$6,521	$6,534
Noninterest income	1,068	1,236	1,145	1,779
Noninterest expense	5,204	4,187	4,087	4,921
Net (loss) income, after taxes	(442)	1,885	2,351	2,230

Financial Position:
Total assets	$713,544	$671,134	$604,758	$611,156
Loans, net of unearned income	491,582	479,728	477,196	477,805
Allowance for loan losses	7,597	6,451	5,972	5,654
Securities	175,200	128,956	84,600	88,058
Deposits	632,908	571,871	493,052	493,190
Borrowings	22,132	39,154	53,807	60,752
Stockholders' equity	53,923	55,487	54,718	52,811

Share Data:
Net (loss) income per common share	($0.08)	$0.34	$0.42	$0.40
Cash dividends on common stock	0.15	0.14	0.14	0.14
Book value per common share (quarter-end)	9.70	9.98	9.84	9.50
Average common shares outstanding (1)	5,559,644	5,559,644	5,559,644	5,559,644
____________________________________
(1)
Amounts have been restated to reflect a stock dividend of one-third of a share of $1 par value common stock for each share of $1 and $5 par value common stock outstanding, accounted for as a four-for-three stock split, effective and payable to stockholders of record as of October 20, 2005. See Notes to Financial Statements.

Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations
    The following discussion and analysis is intended to highlight the significant factors affecting the financial condition and results of operations of First Guaranty Bank (“Bank”) presented in the financial statements included in this Form 10-K. This discussion is designed to provide readers with a more comprehensive understanding of the operating results, financial position, share data and performance of the Bank than would be obtained from merely reading the financial statements. Reference should be made to those financial statements of this Form 10-K and the selected financial data (above) presented in this report in order to obtain a better understanding of the commentary which follows.
    For the years ended 2005, 2004, 2003 and 2002, all per share data in this discussion has been adjusted to reflect the stock dividend of one-third of a share of the $1 par value common stock for each share of the $1 and $5 par value common stock outstanding, accounted for as a four-for-three stock split, effective and payable to stockholders of record as of October 20, 2005. Fractional shares were settled for cash.

Special Note Regarding Forward-Looking Statements
    Certain statements contained in this report, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance or achievements of the Bank expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the report. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Bank disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Application of Critical Accounting Policies
    The accounting and reporting policies of the Bank conform to generally accepted accounting principles in the United States of America and to predominant accounting practices within the banking industry. Certain critical accounting policies require judgment and estimates which are used in the preparation of the financial statements.
    The Bank’s most critical accounting policy relates to its allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance, which is based on evaluation of the collectibility of loans and prior loan loss experience, is an amount Management believes will be adequate to reflect the risks inherent in the existing loan portfolio and that exist at the reporting date. The evaluations take into consideration a number of subjective factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect a borrower’s ability to pay, adequacy of loan collateral and other relevant factors.
    Changes in such estimates may have a significant impact on the financial statements. For further discussion of the allowance for loan losses, see the “Allowance for Loan Losses” section of this analysis and Note 1 of the Notes to the Financial Statements.

Financial Condition
    Assets. Total assets at December 31, 2006 were $714.5 million, up 0.1% or $0.9 million from $713.5 million at December 31, 2005. An increase of $16.5 million in additional net loans was offset by a $16.8 million decrease in securities. Total deposits decreased by $6.6 million or 1.0% from 2005 to 2006. The decrease in deposits is due to a $29.8 million decrease in public funds deposits while individual and business deposits increased $23.2 million.
    Total assets at December 31, 2005 were $713.5 million, up 17.5% or $106.4 million from $607.2 million at December 31, 2004. This increase consisted of $33.8 million in additional net loans and $68.7 million of additional securities, both funded by a $151.6 million, or 31.5%, growth in deposits from December 31, 2004 to December 31, 2005. Of the total deposit growth in 2005, the growth of public funds deposits was the most prominent with an increase of $73.1 million for the year, while individual and business deposits also reflected strong growth with increases of $50.1 million and $31.8 million respectively. Deposits from commercial banks decreased $3.5 million in 2005 partially offsetting the strong deposit growth from the above mentioned sources. Of the $151.6 million increase in deposits for 2005, $139.9 million occurred in the second half of the year.
    Investments. The securities portfolio consisted principally of U.S. government agencies, mortgage-backed obligations, collateralized mortgage obligations, corporate debt securities, mutual funds or other equity securities and other debt securities. The securities portfolio totaled $158.4 million at December 31, 2006, representing a decrease of $16.8 million from December 31, 2005. These transactions primarily funded the increase in the loan portfolio. The primary changes in the portfolio consisted of $31.1 million in purchases, sales of $7.0, calls totaling $15.9 million and maturities of $23.5 million. The securities portfolio totaled $175.2 million at December 31, 2005, representing an increase of $68.7 million from December 31, 2004. The portfolio provides a relatively stable source of income and a balance to interest rate and credit risks as compared to other categories of the balance sheet.
    At December 31, 2006 approximately 17.8% of the securities portfolio (excluding FHLB stock) matured in less than one year while securities with maturity dates over 10 years totaled 45.8% of the portfolio. At December 31, 2006, the average maturity of the securities portfolio was 7.3 years compared to the average maturity at December 31, 2005 of 8.1 years.
    At December 31, 2006, securities totaling $111.4 million were classified as available for sale and $47.0 million were classified as held to maturity as compared to $107.6 million and $67.6 million, respectively at December 31, 2005.

    The book yields on securities available for sale range from 4.2% to 8.4% at December 31, 2006, exclusive of the effect of changes in fair value reflected as a component of stockholders’ equity. The book yields on held to maturity securities range from 3.7% to 6.1%.
    Average securities as a percentage of average interest-earning assets were 25.9%, 18.4% and 17.1% at December 31, 2006, 2005 and 2004, respectively. Most securities held at December 31, 2006, 2005 and 2004 qualified as pledgeable securities to collateralize repurchase agreements and public funds. At December 31, 2006, 2005 and 2004 $147.3, $154.3 million and $96.5 million in securities were pledged, respectively.
    Loans. At December 31, 2006, the loan portfolio totaled $507.2 million (loans, net of unearned income), an increase of approximately 3.2% or $15.6 million from the December 31, 2005 level of $491.6 million. In the year ended December 31, 2005, the loan portfolio had an increase of approximately 7.8% or $35.5 million from the 2004 level of $456.1 million. Loans represented 81.0% of deposits at December 31, 2006 compared to 77.7% of deposits at December 31, 2005. The majority of the loan increases continued to be in the real estate loan segments of the portfolio. Real estate and related loans comprised 81.5% of the portfolio in 2006 as compared to 82.5% in 2005. Loan chargeoffs taken during 2006 totaled $5.9 million compared to chargeoffs of approximately $4.2 million in 2005 and $926,000 in 2004. Of the loan chargeoffs in 2006, $4.6 million related to home mortgages (see the “Mortgage Loan” section of this analysis for further discussion). In 2006, recoveries of $547,000 were recognized on these loan chargeoffs and other loans previously charged off as compared to $228,000 in 2005 and $224,000 in 2004. Loan chargeoffs taken during 2005 totaled $4.2 million compared to chargeoffs of approximately $926,000 in 2004. Of the 2005 loan chargeoffs, $1.6 million related to seven distinct commercial credits. In addition, $145,000 related to home mortgages (see the “Mortgage Loan” section of this analysis for further discussion) and $1.3 million in chargeoffs were Hurricane Katrina related credits. In 2005, recoveries of $228,000 were recognized on these loan chargeoffs and other loans previously charged off as compared to $224,000 in 2004.
    In 2006, loan growth was geographically dispersed between north and south Louisiana. Increased loan volume from larger commercial real estate customers outpaced loan demand from consumer clients in this period. The following table sets forth the composition of the loan portfolio as of the dates indicated.

	December 31,
	2006		2005
		As % of		As % of
	Balance	Category	Balance	Category
	(in thousands, except for percentages)
Real estate
Construction & land development	$ 49,837	9.9%	$ 67,099	13.6%
Farmland	25,582	5.0%	24,903	5.1%
1-4 Family	67,022	13.2%	78,789	16.0%
Multifamily	14,702	2.9%	11,125	2.3%
Non-farm non-residential	256,176	50.5%	223,622	45.5%
Total real estate	413,319	81.5%	405,538	82.5%

Agricultural	16,359	3.2%	11,490	2.3%
Commercial and industrial	59,072	11.6%	54,740	11.1%
Consumer and other	18,880	3.7%	20,078	4.1%
Total loans before unearned income	507,630	100.0%	491,846	100.0%
Less: unearned income	(435)		(264)
Total loans after unearned income	$ 507,195		$ 491,582

    Mortgage Loans. In 2005, the Bank discovered mortgage loans and commitments originated in one branch which involved irregularities that suggest that many of these mortgage loans had been made against overvalued collateral on the basis of misleading loan applications. As of December 31, 2006 the aggregate principal balance on these loans was approximately $2.5 million. The allowance for loan losses to provide for any potential future losses relating to these 11 remaining home mortgage loans totaled $206,000. For the year ended December 31, 2006, the Bank charged off approximately $4.6 million as a result of these mortgage loans. As of December 31, 2005 the aggregate principal balance on these loans was approximately $24.7 million and unfunded commitments outstanding totaled $1.8 million. At December 31, 2005, the Bank allocated $763,000 of the $7.6 million allowance for loan losses in order to provide for potential losses relating to 156 home mortgage loans and commitments.
    Allowance for Loan Losses. The Bank maintains its allowance for loan losses at a level it considers sufficient to absorb potential losses embedded in the loan portfolio. The allowance is increased by the provision for anticipated loan losses as the well as recoveries of previously charged-off loans and is decreased by loan chargeoffs. The provision is the necessary charge to current expense to provide for current loan losses and to maintain the allowance at an adequate level commensurate with Management's evaluation of the risks inherent in the loan portfolio. Various factors are taken into consideration when the Bank determines the amount of the provision and the adequacy of the allowance. These factors include but are not limited to:
▪  Past due and nonperforming assets;
▪  Specific internal analysis of loans requiring special attention;

▪  The current level of regulatory classified and criticized assets and the associated risk factors with each;
▪  Changes in underwriting standards or lending procedures and policies;
▪  Chargeoff and recovery practices;
▪  National and local economic and business conditions;
▪  Nature and volume of loans;
▪  Overall portfolio quality;
▪  Adequacy of loan collateral;
▪  Quality of loan review system and degree of oversight by its Board of Directors;
▪  Competition and legal and regulatory requirements on borrowers;
▪  Examinations and review by the Bank's internal loan review department, independent accountants and third-
        party independent loan review personnel; and
▪  Examinations of the loan portfolio by federal and state regulatory agencies.

    The data collected from all sources in determining the adequacy of the allowance is evaluated on a regular basis by Management with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations and industry risks. An estimate of potential loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as new information becomes available.
    The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect Management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
    The allowance for loan losses at December 31, 2006 was $6.7 million compared to $7.6 million at December 31, 2005, and comprised 1.32% and 1.55% of total loans, respectively. The allowance at December 31, 2004 was $5.9 million or 1.30% of total loans.
    The following table summarizes the loan loss experience for each of the last five years ended December 31, 2006.

	December 31,
	2006	2005	2004	2003	2002
	(in thousands, except for percentages)
Loans:
Average outstanding balance	$505,623	$476,144	$415,606	$366,034	$343,792
Balance, end of year	$507,195	$491,582	$456,104	$381,342	$351,446

Allowance for Loan Losses:
Balance, beginning of year	$7,597	$5,910	$4,942	$4,378	$3,748
Provision charged to expense	4,419	5,621	1,670	1,258	1,560
Loans charged off	(5,888)	(4,162)	(926)	(861)	(1,006)
Recoveries	547	228	224	167	76
Balance, end of year	$6,675	$7,597	$5,910	$4,942	$4,378

Ratios:
Net loan charge-offs to average loans	1.06%	0.83%	0.17%	0.19%	0.27%
Net loan charge-offs to loans at end of year	1.05%	0.80%	0.15%	0.18%	0.26%
Allowance for loan losses to loans at end of year	1.32%	1.55%	1.30%	1.30%	1.25%
Net loan charge-offs to allowance for loan losses	80.02%	51.78%	11.88%	14.04%	21.24%
Net loan charge-offs to provision charged to expense	120.88%	69.99%	42.04%	55.17%	59.62%

    Nonperforming Assets. Nonperforming assets consists of loans on which interest is no longer accrued, certain restructured loans where the interest rate or other terms have been renegotiated and real estate acquired through foreclosure (Other Real Estate).
    The accrual of interest on loans is discontinued when Management believes there is reasonable uncertainty about the full collection of principal and interest, or when the loan is contractually past due 90 days or more and not fully secured. If the principal amount of the loan is adequately secured, then interest income on such loans is subsequently recognized only in periods in which actual payments are received.
    Nonperforming assets were $13.0 million or 1.8% of total assets at December 31, 2006, compared to $21.8 million or 3.05% of total assets at December 31, 2005. The decrease in nonaccrual loans is primarily the result of the reduction in home mortgage loans and commitments that involve irregularities (see the “Mortgage Loan” section of this analysis). Due to the high activity in other real estate, as a result of liquidation of the home mortgage nonaccrual loans, the balance fluctuated throughout the year with an ending balance of $2.5 million at December 31, 2006. Nonperforming assets were $7.2 million or 1.2% of total assets at December 31, 2004.

    The following table sets forth the nonperforming assets for each of the last two years ending December 31, 2006.

	December 31,
	2006	2005
	(in thousands, except for percentages)

Nonaccrual loans	$10,362	$21,090
Restructured loans	51	121
Other real estate, net	2,540	546
Total nonperforming assets	$12,953	$21,757

Nonperforming assets/total loans	2.55%	4.43%
Nonperforming assets/total assets	1.81%	3.05%

    Deposits. The following table sets forth the composition of deposits as of the dates indicated.

	December 31,
	2006		2005
	(in thousands, except for percentages)

	Balance	As % of Total	Balance	As % of Total
Noninterest-bearing demand	$122,540	19.5%	$129,827	20.5%
Interest-bearing demand	185,308	29.6%	161,958	25.6%
Savings	41,161	6.6%	42,633	6.7%
Time	277,284	44.3%	298,490	47.2%
Total deposits	$626,293	100.0%	$632,908	100.0%

    From December 31, 2005 to December 31, 2006, total deposits decreased by $6.6 million or 1.0%. From December 31, 2004 to December 31, 2005, total deposits increased $151.6 million or 31.5%. In 2006, noninterest-bearing demand deposits decreased $7.3 million or 5.6%. Interest-bearing demand deposits increased $23.4 million, savings decreased $1.5 million and time deposits decreased $21.2 million. The decrease in deposits is due to a $29.8 million decrease in public funds deposits while individual and business deposits increased $23.2 million. The increase in core deposits is a result from a series of marketing campaigns launched in 2006 and a continued effort to obtain deposit relationships with new and existing loan customers.
    The following table sets forth time deposits greater than $100,000 by remaining maturities as of the dates indicated.

	December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(in thousands, except for percentages)

Due in one year or less	$114,793	4.88%	$141,964	3.77%	$70,573	2.64%
Due after one year through three years	15,228	4.27%	25,938	4.19%	47,699	3.34%
Due after three years	12,526	5.07%	12,656	4.82%	4,782	4.01%
Total	$142,547	4.83%	$180,558	3.90%	$123,054	2.96%

    Borrowings. Short-term borrowings decreased $2.4 million in 2006 to $6.6 million at December 31, 2006 from $9.0 million at December 31, 2005. In 2005, short-term borrowings decreased $22.4 million to $9.0 million from $31.4 million at December 31, 2004. Short-term borrowings are used to manage liquidity on a daily or otherwise short-term basis. Long-term borrowings increased $4.8 million, or 36.8%, to $18.0 million at December 31, 2006, compared to $13.2 million at December 31, 2005. Long-term borrowings decreased $27.2 million, or 67.4%, to $13.2 million at December 31, 2005, compared to $40.4 million at December 31, 2004. The increase from 2005 to 2006 is the primary result of a reduction in deposits. The decreases in borrowings from 2004 to 2005 primarily result from the repayment of such borrowings from funds generated from increases in deposits.

           The following table sets forth certain data with respect to short-term borrowings for each of the years ended December 31, 2006 and 2005.
	December 31,
	2006	2005
	(in thousands, except for percentages)

Outstanding at year end	$ 6,584	$ 8,981
Maximum month-end outstanding	37,353	32,348
Average daily outstanding	23,731	17,381
Weighted average rate during the year	5.19%	3.14%
Average rate at year end	4.41%	3.56%

Results of Operations
    Net Income. Net income for the year ended December 31, 2006 was $8.8 million, up 46.1% or $2.8 million from $6.0 million for the year ended December 31, 2005. The increase in income for this period was due primarily to an increase in net interest income, a decrease in the provision for loan losses and a decrease in the net cost of other real estate and repossessions. Net interest income increased $3.8 million in 2006 due to an increase in average balances and yields of both securities and loans. To primarily provide for current year chargeoffs, $4.4 million was charged to the loan loss provision for the year ended December 31, 2006, a decrease of $1.2 million as compared to $5.6 million for the year ended December 31, 2005. The net cost of other real estate and repossessions decreased by $1.2 million due to a reduction in costs incurred in connection with owning, maintaining and the sale and disposition of other real estate owned.
    Net income for the year ended December 31, 2005 was $6.0 million, down 29.6% or $2.6 million from $8.6 million for the year ended December 31, 2004. The decrease in earnings for 2005 was the result of increased loan loss provision, increased salary expense and increased net costs of other real estate and repossession expense.
    Earnings per share for the year ended December 31, 2006 was $1.58 per share, up 46.1% or $0.50 per share from $1.08 per share for the year ended December 31, 2005. Earnings per share for the year ended December 31, 2005 was down 29.9% or $0.46 per share from $1.54 per share for the year ended December 31, 2004.
    Net Interest Income. Net interest income is the largest component of the Bank's earnings. It is calculated by subtracting the cost of interest-bearing liabilities from the income earned on the interest-earning assets and represents the earnings from the Bank's primary business of gathering deposits and making loans and investments. The Bank's long-term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.
    Net interest income in 2006 was $31.7 million, up $3.8 million or 13.5%, as compared to $28.0 million in 2005. Comparing 2005 to 2004, net interest income totaled $28.0 million and $25.8 million, respectively, representing an increase of $2.2 million or 8.5%. The increases in interest income from 2005 to 2006 and from 2004 to 2005 were due principally to increases in the average balances of investment securities and loans. Also during those same periods, yields on investment securities and loans enhanced interest income. Interest income was partially offset by the increases in interest expense from 2005 to 2006 and 2004 to 2005 was attributable to the increased volume of interest-bearing liabilities and increased cost of funds.
    The net yield on interest-earning assets is calculated by dividing net interest income by the Bank's average interest-earning assets and is a measure of the efficiency of the earnings from balance sheet activities. It is affected by changes in the difference between interest on interest-earning assets and interest-bearing liabilities and the percentage of interest-earning assets funded by interest-bearing liabilities (leverage).
    Comparing 2006 to 2005, the yield on interest-earning assets increased by 0.6% and the rate paid on interest-bearing liabilities increased by 1.0%. Comparing 2005 to 2004, the yield on interest-earning assets increased by 0.2% and the rate paid on interest-bearing liabilities increased by 0.6%. The net yield on interest-earning assets was 4.6% for the year ended December 31, 2006 compared to 4.7% and 5.1% for 2005 and 2004 respectively. Leverage was 77.5%, 79.0% and 80.0% for 2006, 2005 and 2004, respectively. These changes are detailed in the two tables which follow.
    Average Balances, Yields and Rates. The following table presents the average balance sheet, interest earned, the yield/rate on interest-earning assets and interest-bearing liabilities and the net yield on interest-earning assets for the years ended December 31, 2006, 2005 and 2004, respectively.

	Years Ended December 31,
	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(in thousands, except for percentages)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$ 2,323	$ 95	4.1%	$ 2,509	$ 96	3.8%	$ 3,926	$ 102	2.6%
Securities (including FHLB stock)	178,419	9,654	5.4%	109,236	5,637	5.2%	87,232	4,319	5.0%
Federal funds sold	3,115	159	5.1%	6,028	229	3.8%	618	9	1.5%
Loans held for sale	577	27	4.7%	1,224	87	7.1%	1,879	164	8.7%
Loans, net of unearned income	505,623	41,029	8.1%	476,144	34,367	7.2%	415,606	29,405	7.1%
Total interest-earning assets	690,057	50,964	7.4%	595,141	40,416	6.8%	509,261	33,999	6.7%

Noninterest-earning assets:
Cash and due from banks	20,415			22,047			17,549
Premises and equipment, net	12,442			11,413			9,089
Other assets	3,679			2,953			6,561
Total	$726,593	$50,964		$631,554	$40,416		$542,460	$33,999

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Demand deposits	$ 180,384	$ 5,657	3.1%	$ 124,757	$ 2,289	1.8%	$ 97,368	$ 692	0.7%
Savings deposits	42,727	174	0.4%	35,969	117	0.3%	31,466	78	0.2%
Time deposits	269,016	11,224	4.2%	263,720	8,468	3.2%	226,975	6,086	2.7%
Borrowings	42,435	2,151	5.1%	45,732	1,493	3.3%	51,558	1,201	2.3%
Total interest-bearing liabilities	534,562	19,206	3.6%	470,178	12,367	2.6%	407,367	8,057	2.0%

Noninterest-bearing liabilities:
Demand deposits	130,742			102,549			82,405
Other	4,649			3,926			3,431
Total liabilities	669,953	19,206		576,653	12,367		493,203	8,057
Stockholders' equity	56,640			54,901			49,257
Total	$726,593	19,206		$631,554	12,367		$542,460	8,057
Net interest income		$31,758			$28,049			$25,942
Net yield on interest-earning assets			4.6%			4.7%			5.1%

    Changes in Assets and Liabilities and Fluctuations in Interest Rates. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the periods indicated. The table distinguishes between (i) changes attributable to rate (change in rate multiplied by the prior period’s volume), (ii) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (iii) mixed changes (changes in rate multiplied by changes in volume) and (iv) total increase (decrease) (the sum of the previous columns).

	Years Ended December 31,
	2006 Compared to 2005				2005 Compared to 2004
	Increase (Decrease) Due To				Increase (Decrease) Due To
			Rate/	Increase/			Rate/	Increase/
	Volume	Rate	Volume	Decrease	Volume	Rate	Volume	Decrease
				(in thousands)
Interest earned on:
Interest-bearing deposits with banks	$ (7)	$ 6	$ -	$ (1)	$ (37)	$ 48	$ (17)	$ (6)
Securities	3,570	273	174	4,017	1,089	183	46	1,318
Federal funds sold	(111)	79	(38)	(70)	79	14	127	220
Loans (including loans held for sale)	2,128	4,270	264	6,662	4,283	593	86	4,962
Total interest income	5,580	4,628	400	10,608	5,414	838	242	6,494

Interest paid on:
Demand deposits	1,021	1,623	724	3,368	195	1,094	308	1,597
Savings deposits	22	29	6	57	11	24	4	39
Time Deposits	170	2,535	51	2,756	985	1,202	195	2,382
Federal funds purchased & other borrowings	(108)	825	(59)	658	(136)	482	(54)	292
Total interest expense	1,105	5,012	722	6,839	1,055	2,802	453	4,310
Change in net interest income	$ 4,475	$ (384)	$ (322)	$ 3,769	$ 4,359	$ (1,964)	$ (211)	$ 2,184

    Noninterest Income. Noninterest income totaled $4.4 million in 2006, a decrease of $0.9 million compared to $5.2 million in 2005. Service charges, commissions and fees totaled $3.6 million and $3.5 million for the years ended December 31, 2006 and 2005, respectively. Net securities losses were $234,000 in 2006 compared to gains of $7,000 in 2005. As a result of staff and mortgage loan volume reductions, gains on sale of loans were $71,000 in 2006, down $252,000 when compared to $323,000 gains in 2005. Other noninterest income decreased $466,000 to $926,000 in 2006 from $1.4 million in 2005 primarily from the sale of Pulse stock (ATM software vendor) in 2005 resulting from the merger with Discover.
    Noninterest income totaled $5.2 million in 2005, an increase of $0.2 million compared to $5.0 million in 2004. Service charges, commissions and fees totaled $3.5 million and $3.8 million for the years ended December 31, 2005 and 2004, respectively. Net securities gains were $7,000 in 2005 compared to losses of $56,000 in 2004. Gains on sale of loans were $323,000 in 2005, up $114,000 when compared to $209,000 gains in 2004. Other noninterest income increased $0.3 million to $1.4 million in 2005 from $1.1 million in 2004 primarily from the sale of Pulse stock (ATM software vendor) in 2005 resulting from the merger with Discover.
    Provision for Loan Losses. The provision for loan losses was $4.4 million, $5.6 million and $1.7 million in 2006, 2005 and 2004 respectively. The increased 2005 and 2006 provisions were attributable to $3.9 million in net loan chargeoffs during 2005 and $5.3 million in net loan chargeoffs during 2006 as compared to $0.7 million during 2004.Of the loan chargeoffs during 2006, and the consequent increase in the provision, $4.8 million related specifically to home mortgages (see the “Mortgage Loan” section of this analysis). Of the loans charged-off during 2005, $1.6 million related to seven distinct commercial credits. In addition, $145,000 related to home mortgages (see the “Mortgage Loan” section of this analysis) and $1.3 million were storm-related credits in 2005.
    Noninterest Expense. Noninterest expense totaled $18.4 million in 2006 and remained relatively flat compared to 2005. Salaries and benefits increased $0.7 million in 2006 to $7.9 million from $7.2 million in 2005. The increase in salaries is primarily related to staffing several operational departments, including loan review, credit and audit, to accommodate increased activities. At December 31, 2006, 214 employees represented 196 full-time equivalent staff members as compared to 189 full-time equivalent staff members in 2005. Occupancy and equipment expense totaled $2.3 million in 2006 and $2.2 million in 2005. The net cost of other real estate and repossessions decreased $1.2 million in 2006 to $0.3 million from $1.5 million in 2005 due to a reduction in costs incurred in connection with owning, maintaining and the sale and disposition of other real estate owned. Other noninterest expense totaled $7.8 million in 2006 compared to $7.4 million in 2005, an increase of $0.4 million or 5.2%. The increase in other noninterest expense was primarily attributable to legal and professional fees, data processing expenses and marketing and public relations expenses.
    Noninterest expense totaled $18.4 million in 2005 compared to $16.2 million in 2004, an increase of $2.2 million or 13.8%. Salaries and benefits increased $0.9 million in 2005 to $7.2 million from $6.3 million in 2004. The increase in salaries is primarily related to staffing the new full-service banking center which opened in Denham Springs, staffing several operational departments to accommodate increased activities, the establishment of an internal loan review department and the employment of an in-house training coordinator. At December 31, 2005, 208 employees represented 189 full-time equivalent staff members as compared to 181 full-time equivalent staff members in 2004. Occupancy and equipment expense totaled $2.2 million in 2005 and $2.1 million in 2004. The net cost of other real estate and repossessions increased $0.8 million in 2005 to $1.5 million from $0.7 million in 2004 primarily as a result of increased expenses incurred in connection with owning, maintaining and the sale and disposition of other real estate owned. Other noninterest expense totaled $7.4 million in 2005 compared to $7.1 million in 2004, an increase of $0.3 million or 4.8%, mostly due to a $0.2 million increase in other consulting and professional fees resulting from the undertaking of various capital enhancement efforts.

Interest Rate Risk Management
    The interest spread and liability funding discussed below are directly related to changes in asset and liability mixes, volumes, maturities and repricing opportunities for interest-earning assets and interest-bearing liabilities. Interest-sensitive assets and liabilities are those which are subject to being repriced in the near term, including both floating or adjustable rate instruments and instruments approaching maturity. The interest sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. Interest rates on the Bank’s various asset and liability categories do not respond uniformly to changing market conditions. Interest rate risk is the degree to which interest rate fluctuations in the marketplace can affect net interest income.
    To maximize its margin, the Bank attempts to be somewhat more asset sensitive during periods of rising rates and more liability sensitive during periods of falling rates. The need for interest sensitivity gap management is most critical in times of rapid changes in overall interest rates. The Bank generally seeks to limit its exposure to interest rate fluctuations by maintaining a relatively balanced mix of rate sensitive assets and liabilities on a one-year time horizon. The mix is relatively difficult to manage. Because of the significant impact on net interest margin from mismatches in repricing opportunities, the asset-liability mix is monitored periodically depending upon Management’s assessment of current business conditions and the interest rate outlook. Exposure to interest rate fluctuations is maintained within prudent levels by the use of varying investment strategies.
    The Bank monitors interest rate risk using an interest sensitivity analysis set forth on the following table. This analysis, which the Bank prepares monthly, reflects the maturity and repricing characteristics of assets and liabilities over various time periods. The gap indicates whether more assets or liabilities are subject to repricing over a given time period. The interest sensitivity analysis at December 31, 2006 reflects an asset-sensitive position with a positive cumulative gap on a one-year basis.

INTEREST SENSITIVITY AT DECEMBER 31, 2006

	Interest Sensitivity Within
	3 Months Or Less	Over 3 Months thru 12 Months	Total One Year	Over One Year	Total

	(in thousands, except for percentages)
Earning Assets:
Loans (including loans held for sale)	$271,825	$81,383	$353,208	$155,036	$508,244
Securities (including FHLB stock)	14,147	16,225	30,372	130,244	160,616
Federal Funds Sold	6,793	-	6,793	-	6,793
Other earning assets	131	-	131	2,188	2,319
Total earning assets	292,896	97,608	390,504	287,468	$677,972

Source of Funds:
Interest-bearing accounts:
Demand deposits	128,383	-	128,383	56,925	185,308
Savings deposits	10,290	-	10,290	30,871	41,161
Time deposits	76,231	125,180	201,411	75,873	277,284
Short-term borrowings	6,584	-	6,584	-	6,584
Long-term borrowings	-	17,698	17,698	286	17,984
Noninterest-bearing, net	-		-	149,651	149,651
Total source of funds	221,488	142,878	364,366	313,606	$677,972
Period gap	71,408	(45,270)	26,138	(26,138)
Cumulative gap	$ 71,408	$26,138	$ 26,138	$ -

Cumulative gap as a
percent of earning assets	10.53%	3.86%	3.86%

Liquidity and Capital Resources
    Liquidity. Liquidity refers to the ability or flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows us to have sufficient funds available to meet customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities. Liquid assets include cash and due from banks, interest-bearing demand deposits with banks, federal funds sold and available for sale investment securities. Including securities pledged to collateralize public fund deposits, these assets represent 19.1% of the total liquidity base at December 31, 2006 and 2005. In addition, the Bank maintains borrowing availability with the Federal Home Loan Bank, or FHLB, approximating $6.9 million at December 31, 2006. The Bank also maintains federal funds lines of credit totaling $54.0 million at three other correspondent banks, of which $54.0 million was available at December 31, 2006. Management believes there is sufficient liquidity to satisfy current operating needs.
    Capital Resources. The Bank’s capital position is reflected in stockholders’ equity, subject to certain adjustments for regulatory purposes. Stockholders’ equity, or capital, is a measure of net worth, soundness and viability. The Bank continues to exhibit a strong capital position while consistently paying dividends to stockholders. Further, the Bank’s capital base allows us to take advantage of business opportunities while maintaining the level of resources deemed appropriate by Management to address business risks inherent in daily operations.
    Stockholders’ equity on December 31, 2006 was $59.2 million, an increase of $5.3 million, or 9.8%, from $53.9 million on December 31, 2005. The increase in stockholders’ equity primarily reflected net income for the year ended December 31, 2006 of $8.8 million offset by quarterly dividend payments during 2006 totaling $3.3 million.
Stockholders’ equity on December 31, 2005 was $53.9 million, an increase of $2.2 million, or 4.3%, from $51.7 million on December 31, 2004. The increase in stockholders’ equity primarily reflected net income for the year ended December 31, 2005 of $6.0 million. This increase was offset by quarterly dividend payments during 2005 totaling $3.2 million.
Regulatory Capital. Risk based capital regulations adopted by the FDIC require banks to achieve and maintain specified ratios of capital to risk weighted assets. The risk based capital rules are designed to measure “Tier 1” capital (consisting of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income) and total capital in relation to the credit risk of both on and off balance sheet items. Under the guidelines, one of its risk weights is applied to the different on balance sheet items. Off balance sheet items, such as loan commitments, are also subject to risk weighting. All bank holding companies and banks must maintain a minimum total capital to total risk weighted assets ratio of 8.00%, at least half of which must be in the form of core or Tier 1 capital. These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels.
 At December 31, 2006, the Bank satisfied the minimum regulatory capital requirements and was “well capitalized” within the meaning of federal regulatory requirements.

Off-Balance Sheet Arrangements
    The Bank had $45.0 million, $80.0 million and $50.0 million in letters of credit issued by the Federal Home Loan Bank at December 31, 2006, 2005 and 2004, respectively, which was used as collateral for public fund deposits. See Note 17 of the Notes to the Financial Statements for additional off-balance sheet activities. The changes in the arrangements parallel the changes in public fund deposits over these periods.

Contractual Obligations
    As of December 31, 2006, the Bank’s contractual obligations were as follows:

	One Year Or Less	One Through Three Years	Over Three Years	Total

	(in thousands)

Time deposits	$201,412	$45,699	$30,173	$277,284
Short-term borrowings	6,584	-	-	6,584
Long-term borrowings	17,698	219	67	17,984
Total	$225,694	$45,918	$30,240	$301,852

Impact of Recently Issued Accounting Standards
    In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133 and 140. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank anticipates that the adoption of SFAS No. 155 will not have a material impact on the Bank’s financial position or results of operations.
    In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in selected situations; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose either the amortization or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first year that begins after September 15, 2006. The Bank anticipates that the adoption of SFAS No. 156 will not have a material impact on the Bank’s financial position or results of operations.
    In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  The Interpretation also prescribes a recognition threshold and measurement attribute for recognition in financial statements of the recognition and measurement of a tax position taken in a tax return.  FIN 48 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken.  Tax positions that meet the more-likely-than-not threshold should be measured in order to determine the tax benefit to be recognized in the financial statements.  This Statement is effective as of the beginning of the first fiscal year that begins after December 15, 2006.  The Bank anticipates that the adoption of FIN 48 will not have a material impact on the Bank’s financial position or results of operations.
    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, established a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurement.  The Statement is effective for the financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Bank anticipates that the adoption of SFAS No. 157 will not have a material impact on the Bank’s financial position or results of operations.
    In September 2006, the FASB issues SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This Statement also improves financial reporting by an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective, for an employer without publicly traded equity securities, as of the end of the fiscal year ending after June 15, 2007.  However, an employer, without publicly traded equity securities, is required to disclose certain information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements.  The Bank anticipates that the adoption of SFAS No. 158 will not have a material impact on the Bank’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements to facilitate reporting between companies.  The fair value option established by this Statement permits the Bank to choose to measure eligible items at fair value at specified election dates.  The Bank shall then report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Bank is currently evaluating the effect the standard will have on its results of operations and financial condition.

Item 7A – Quantitative and Qualitative Disclosures about Market Risk
For discussion on this matter, see the “Interest Rate Risk Management” section of this analysis.

Report of Castaing, Hussey & Lolan, LLC
Independent Registered Accounting Firm

To the Stockholders and Board of Directors
First Guaranty Bank

    We have audited the accompanying statements of condition of First Guaranty Bank as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Bank's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Guaranty Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Castaing, Hussey & Lolan, LLC
New Iberia, Louisiana
February 9, 2007

Item 8 - Financial Statements and Supplementary Data

STATEMENTS OF CONDITION
(in thousands, except for shares)
	December 31,
Assets	2006	2005
Cash and cash equivalents:
Cash and due from banks	$ 17,893	$ 26,557
Interest-bearing demand deposits with banks	131	108
Federal funds sold	6,793	1,786
Cash and cash equivalents	24,817	28,451

Interest-bearing time deposits with banks	2,188	2,188

Investment securities:
Available for sale, at fair value	111,353	107,585
Held to maturity, at cost (estimated fair value of $45,614
and $66,493, respectively)	46,999	67,615
Investment securities	158,352	175,200

Federal Home Loan Bank stock, at cost	2,264	1,581
Loans held for sale	1,049	-

Loans, net of unearned income	507,195	491,582
Less: allowance for loan losses	6,675	7,597
Net loans	500,520	483,985

Intangible assets, net	456	981
Premises and equipment, net	13,593	11,950
Other real estate, net	2,540	546
Accrued interest receivable	5,378	5,220
Other assets	3,330	3,442
Total Assets	$714,487	$713,544

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand	$122,540	$129,827
Interest-bearing demand	185,308	161,958
Savings	41,161	42,633
Time	277,284	298,490
Total deposits	626,293	632,908

Short-term borrowings	6,584	8,981
Accrued interest payable	3,070	2,105
Long-term borrowings	17,984	13,151
Other liabilities	1,353	2,476
Total Liabilities	655,284	659,621

Stockholders' Equity
Common stock:
$1 par value - authorized 100,000,000 shares; issued and	5,560	5,076
outstanding 5,559,644 shares and 5,076,354, respectively
$5 par value - authorized 600,000 shares; issued and	-	2,416
outstanding no shares and 483,290 shares, respectively
Surplus	26,459	24,527
Retained earnings	28,089	22,622
Accumulated other comprehensive loss	(905)	(718)
Total Stockholders' Equity	59,203	53,923
Total Liabilities and Stockholders' Equity	$714,487	$713,544
See Notes to Financial Statements.

STATEMENTS OF INCOME
(in thousands, except shares and per share data)

	Years Ended December 31,
	2006	2005	2004
Interest Income:
Loans (including fees)	$41,029	$34,367	$29,405
Deposits with other banks	95	96	102
Securities (including FHLB stock)	9,654	5,637	4,319
Federal funds sold	159	229	9
Total Interest Income	50,937	40,329	33,835

Interest Expense:
Demand deposits	5,657	2,289	692
Savings deposits	174	117	78
Time deposits	11,224	8,468	6,086
Borrowings	2,151	1,493	1,201
Total Interest Expense	19,206	12,367	8,057

Net Interest Income	31,731	27,962	25,778
Provision for loan losses	4,419	5,621	1,670
Net Interest Income after Provision for Loan Losses	27,312	22,341	24,108

Noninterest Income:
Service charges, commissions and fees	3,604	3,506	3,754
Net (losses) gains on sale of securities	(234)	7	(56)
Net gains on sale of loans	71	323	209
Other	926	1,392	1,119
Total Noninterest Income	4,367	5,228	5,026

Noninterest Expense:
Salaries and employee benefits	7,926	7,227	6,265
Occupancy and equipment expense	2,342	2,219	2,109
Net cost of other real estate and repossessions	277	1,513	692
Other	7,828	7,440	7,096
Total Noninterest Expense	18,373	18,399	16,162

Income Before Income Taxes	13,306	9,170	12,972
Provision for income taxes	4,504	3,146	4,416
Net Income	$ 8,802	$ 6,024	$ 8,556

Per Common Share:
Earnings	$1.58	$1.08	$1.54
Cash dividends paid	$0.60	$0.57	$0.50

Average Common Shares Outstanding	5,559,644	5,559,644	5,559,644

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except per share data)

	Common Stock $1 Par	Common Stock $5 Par	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total

Balance December 31, 2003	$5,076	$2,416	$24,527	$13,967	($188)	$45,798
Net income	-	-	-	8,556	-	8,556
Change in unrealized loss on
available for sale securities,
net of reclassification adjustments, and taxes	-	-	-	-	104	104
Comprehensive income						8,660
Cash dividends on common stock ($0.50 per share)	-	-	-	(2,752)	-	(2,752)
Balance December 31, 2004	5,076	2,416	24,527	19,771	(84)	51,706
Net income	-	-	-	6,024	-	6,024
Change in unrealized loss on
available for sale securities,
net of reclassification adjustments, and taxes	-	-	-	-	(634)	(634)
Comprehensive income						5,390
Cash dividends on common stock ($0.57 per share)	-	-	-	(3,173)	-	(3,173)
Balance December 31, 2005	5,076	2,416	24,527	22,622	(718)	53,923
Net income	-	-	-	8,802	-	8,802
Reclassification of $5 par value into $1 par value	484	(2,416)	1,932			-
Change in unrealized loss on
available for sale securities,
net of reclassification adjustments, and taxes	-	-	-	-	(187)	(187)
Comprehensive income						8,615
Cash dividends on common stock ($0.60 per share)	-	-	-	(3,335)	-	(3,335)
Balance December 31, 2006	$5,560	$ -	$26,459	$28,089	($905)	$59,203

See Notes to Financial Statements

STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities
Net income	$8,802	$6,024	$8,556
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	4,419	5,621	1,670
Depreciation and amortization	1,504	1,337	1,458
Loss (Gain) on sale of securities	234	(7)	55
Gain on sale of assets	(81)	(315)	(207)
ORE writedowns and (gain)/loss on disposition	(365)	1,101	185
FHLB stock dividends	(134)	(121)	(63)
Net (increase) decrease in loans held for sale	(1,049)	2,638	(1,622)
Change in other assets and liabilities, net	(106)	794	(2,025)
Net Cash Provided By Operating Activities	13,224	17,072	8,007

Cash Flows From Investing Activities
Proceeds from maturities and calls of HTM securities	20,604	1,215	20,695
Proceeds from maturities, calls and sales of AFS securities	26,770	225,215	52,586
Funds invested in HTM securities	-	(30,000)	(30,845)
Funds invested in AFS securities	(31,108)	(265,984)	(89,526)
Proceeds from sale of Federal Home Loan Bank stock	1,797	3,029	1,567
Purchases of Federal Home Loan Bank stock	(2,346)	(238)	(2,199)
Net increase in loans	(29,492)	(40,226)	(77,660)
Purchase of premises and equipment	(2,478)	(2,465)	(2,541)
Proceeds from sales of premises and equipment	-	-	110
Proceeds from sales of other real estate owned	6,909	2,731	3,025
Net Cash Used In Investing Activities	(9,344)	(106,723)	(124,788)

Cash Flows From Financing Activities
Net (decrease) increase in deposits	(6,615)	151,550	105,356
Net (decrease) increase in federal funds purchased and short-term borrowings	(2,397)	(22,437)	994
Proceeds from long-term borrowings	30,000	75	35,000
Repayment of long-term borrowings	(25,167)	(27,277)	(24,619)
Dividends paid	(3,335)	(3,173)	(2,752)
Net Cash (Used In) Provided By Financing Activities	(7,514)	98,738	113,979

Net (Decrease) Increase In Cash and Cash Equivalents	(3,634)	9,087	(2,802)
Cash and Cash Equivalents at the Beginning of the Period	28,451	19,364	22,166
Cash and Cash Equivalents at the End of the Period	$24,817	$28,451	$19,364

Noncash Activities:
Loans transferred to foreclosed assets	$8,538	$814	$2,196
1,389,761 shares of $1 par value issued as stock dividend	$ -	$1,390	$ -
Cash paid during the year:
Interest on deposits and borrowed funds	$18,241	$11,715	$7,800
Income taxes	$5,590	$1,925	$4,570

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1.	Business and Summary of Significant Accounting Policies

Business
    First Guaranty Bank (the Bank) is a Louisiana state-chartered commercial bank that provides a diversified range of financial services to consumers and businesses in the communities in which it operates. These services include consumer and commercial lending, mortgage loan origination, the issuance of credit cards, and retail banking services. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank has 16 banking offices and 24 automated teller machines (ATMs) in northern and southern areas of Louisiana.

Summary of significant accounting policies
    The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to predominant accounting practices within the banking industry. The more significant accounting and reporting policies are as follows:

Use of estimates
    The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.
    Material estimates that are particularly susceptible to significant change in the near-term economic environment and market conditions relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, the Bank obtains independent appraisals for significant properties.

Cash and cash equivalents
    For purposes of reporting cash flows, cash and cash equivalents are defined as cash, due from banks, interest-bearing demand deposits with banks and federal funds sold with maturities of three months or less.

Securities
    The Bank reviews its financial position, liquidity and future plans in evaluating the criteria for classifying investment securities. At December 31, 2006 the securities portfolio contained two classifications of securities - held to maturity and available for sale. At December 31, 2006, $111.4 million were classified as available for sale and $47.0 million were classified as held to maturity.
    Debt securities that Management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Securities available for sale are stated at fair value. The unrealized difference, if any, between amortized cost and fair value of these securities is excluded from income and is reported, net of deferred taxes, as a component of stockholders' equity. Realized gains and losses on securities are computed based on the specific identification method and are reported as a separate component of other income.
    Management evaluates securities for other-than-temporary impairment at least quarterly and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
    The Bank has a required investment in Federal Home Loan Bank stock that is carried at cost that approximates fair value. This stock must be maintained by the Bank.

Loans held for sale
    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loans held for sale have primarily been fixed rate single-family residential mortgage loans under contract to be sold in the secondary market. In most cases, loans in this category are sold within thirty days. Buyers generally have recourse to return a purchased loan to the Bank under limited circumstances. Recourse conditions may include early payment default, breach of representations or warranties and documentation deficiencies.
    Mortgage loans held for sale are generally sold with the mortgage servicing rights released. Gains or losses on sales of mortgage loans are recognized based on the differences between the selling price and the carrying value of the related mortgage loans sold.

Loans
    Loans are stated at the principal amounts outstanding, net of unearned income and deferred loan fees. In addition to loans issued in the normal course of business, the Bank considers overdrafts on customer deposit accounts to be loans and reclassifies these overdrafts as loans. At December 31, 2006 and 2005, $226,000 and $354,000, respectively, have been reclassified to loans. Interest income on all classifications of loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

    Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that reasonable doubt exists as to the full and timely collection of principal and interest. This evaluation is made for all loans that are 90 days or more contractually past due. When a loan is placed in nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Loans are returned to accrual status when, in the judgment of Management, all principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.
    The Bank classifies loans as impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. Loans below $25,000 are evaluated in the aggregate for impairment purposes and therefore are not separately identified for impairment disclosure. Interest on impaired loans continues to be accrued until such time as the loan is classified as nonaccrual.

Loan fees and costs
    Nonrefundable loan origination and commitment fees and direct costs associated with originating loans are deferred and recognized over the lives of the related loans as an adjustment to the loans' yield using the level yield method.

Allowance for loan losses
    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance, which is based on evaluation of the collectibility of loans and prior loan loss experience, is an amount that Management believes will be adequate to reflect the risks inherent in the existing loan portfolio and that exist at the reporting date. The evaluations take into consideration a number of subjective factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect a borrower’s ability to pay, adequacy of loan collateral and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.
    Although Management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
    The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Bank may ultimately incur losses that vary from Management's current estimates. Adjustments to the allowance for loan losses will be reported in the period such adjustments become known or are reasonably estimable. All loan losses are charged to the allowance for loan losses when the loss actually occurs or when Management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.
    The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect Management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
    A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
    Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Intangible assets
    Intangible assets are principally comprised of core deposit intangibles and are amortized on a straight-line basis over terms ranging from seven to 15 years. Management periodically evaluates whether events or circumstances have occurred that would result in impairment of value.

Premises and equipment
    Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings and improvements	10-40	years
Equipment, fixtures and automobiles	3-10	years

    Expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Repairs maintainences and minor improvements are charged to operating expense and incurred. Gains or losses on disposition, if any, are recorded in the Statements of Income.

Other real estate
    Other real estate includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded at the lower of the recorded investment in the property or its fair value less the estimated cost of disposition. Any valuation adjustments required prior to foreclosure are charged to the allowance for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as other real estate expenses. Costs of operating and maintaining the properties are charged to other real estate expense as incurred. Any subsequent gains or losses on dispositions are credited or charged to income in the period of disposition.

Income taxes
    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be utilized.

Comprehensive income
    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income. The components of other comprehensive income and related tax effects are presented in the Statements of Changes in Stockholders’ Equity and Note 16 of the Notes to the Financial Statements.

Earnings per common share
    The Bank computes and presents earnings per share in accordance with SFAS No. 128 “Earnings Per Share”. The Bank has no outstanding convertible shares or other agreements to issue common stock. The Bank's common stock, both $1 par and $5 par, had the same privileges, restrictions and rights, including voting and dividend rights. In 2006, all $5 par value stock was converted into $1 par value.

Transfers of Financial Assets
    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Recent Accounting Pronouncements
    In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133 and 140. SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank anticipates that the adoption of SFAS No. 155 will not have a material impact on the Bank’s financial position or results of operations.

    In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in selected situations; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose either the amortization or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first year that begins after September 15, 2006. The Bank anticipates that the adoption of SFAS No. 156 will not have a material impact on the Bank’s financial position or results of operations.
    In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  The Interpretation also prescribes a recognition threshold and measurement attribute for recognition in financial statements of the recognition and measurement of a tax position taken in a tax return.  FIN 48 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken.  Tax positions that meet the more-likely-than-not threshold should be measured in order to determine the tax benefit to be recognized in the financial statements.  This Statement is effective as of the beginning of the first fiscal year that begins after December 15, 2006.  The Bank anticipates that the adoption of FIN 48 will not have a material impact on the Bank’s financial position or results of operations.
    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, established a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurement.  The Statement is effective for the financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Bank anticipates that the adoption of SFAS No. 157 will not have a material impact on the Bank’s financial position or results of operations.
    In September 2006, the FASB issues SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This Statement also improves financial reporting by an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective, for an employer without publicly traded equity securities, as of the end of the fiscal year ending after June 15, 2007.  However, an employer, without publicly traded equity securities, is required to disclose certain information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements.  The Bank anticipates that the adoption of SFAS No. 158 will not have a material impact on the Bank’s financial position or results of operations.
    In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements to facilitate reporting between companies.  The fair value option established by this Statement permits the Bank to choose to measure eligible items at fair value at specified election dates.  The Bank shall then report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Bank is currently evaluating the effect the standard will have on its results of operations and financial condition.

Reclassifications
    Certain classifications have been made to prior year financial statments in order to conform to the classification adopted for reporting in 2006.
    All share and per share data have been restated to reflect a stock dividend of one-third of a share of $1 par value common stock for each $1 and $5 par value common stock outstanding, accounted for as a four-for-three stock split, effective and payable to stockholders of record as of October 20, 2005 for each of the periods presented.

2. Cash and Due From Banks
    The Bank is required to maintain certain reserves at the Federal Reserve Bank. The requirement as of December 31, 2006 and 2005 totaled $750,000. The Bank has accounts at various correspondent banks, excluding the Federal Reserve Bank, which exceed the FDIC insured limit of $100,000 by $9.2 million at December 31, 2006.

3. Securities
A summary comparison of securities by type at December 31, 2006 and 2005 is shown below.

	December 31, 2006				December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Available for sale:
U.S. Government Agencies	$98,369	-	($1,226)	$97,143	$95,880	$20	($805)	$95,095
Mortgage-backed obligations	4,077	39	(103)	4,013	2,712	3	(101)	2,614
Asset-backed securities	1,385	1	(1)	1,385	426	-	(2)	424
Corporate debt securities	7,394	31	(61)	7,364	8,157	36	(111)	8,082
Mutual funds or other equity securities	1,500	-	(52)	1,448	1,500	-	(130)	1,370
Total securities	$112,725	$71	($1,443)	$111,353	$108,675	$59	($1,149)	$107,585

Held to maturity:
U.S. Government Agencies	$43,976	-	($1,280)	$42,696	$63,968	-	($1,000)	$62,968
Mortgage-backed obligations	3,023	-	(105)	2,918	3,647	-	(122)	3,525
Total securities	$46,999	$-	($1,385)	$45,614	$67,615	$-	($1,122)	$66,493

    The scheduled maturities of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	Amortized Cost	Fair Value	Weighted Avg Yield

	(in thousands)
Available For Sale:
Due in one year or less	$18,118	$18,108	5.48%
Due after one year through five years	22,967	22,765	5.08%
Due after five years through 10 years	24,443	24,009	5.44%
Over 10 years	47,197	46,471	5.90%
Total	$112,725	$111,353

Held to Maturity:
Due in one year or less	$10,000	$9,974	5.00%
Due after one year through five years	-	-	-
Due after five years through 10 years	10,944	10,399	4.51%
Over 10 years	26,055	25,241	5.42%
Total	$46,999	$45,614

   At December 31, 2006 and 2005, approximately $147.3 million and $154.3 million, respectively in securities were pledged to secure public fund deposits, and for other purposes required or permitted by law. Gross realized gains were $0, $7,000 and $17,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Gross realized losses were $234,000, $0 and $73,000 for the years ended December 31, 2006, 2005 and 2004. The tax (benefit) provision applicable to these realized net (losses)/gains amounted to $(80,000), $2,000, and $(19,000), respectively. Proceeds from sales of securities classified as available for sale amounted to $6.8 million, $0 and $2.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.
    The following is a summary of the fair value of securities with gross unrealized losses and an aging of those gross unrealized losses at December 31, 2006.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

	(in thousands)
Available for sale:
U.S. Treasury and U.S.
Government Agencies	$24,866	$24	$70,280	$1,202	$95,146	$1,226
Mortgage-backed obligations	-	-	2,127	103	2,127	103
Asset-backed securities	134	1	-	-	134	1
Corporate debt securities	514	3	4,014	58	4,528	61
Mutual funds or other equity securites	-	-	1,448	52	1,448	52
Total securities	$25,514	$28	$77,869	$1,415	$103,383	$1,443

Held to maturity:
U.S. Treasury and U.S.
Government Agencies	$ -	$ -	$42,696	$1,280	$42,696	$1,280
Mortgage-backed obligations	-	-	2,918	105	2,918	105
Total securities	$ -	$ -	$45,614	$1,385	$45,614	$1,385

    The Bank considers the impairment on securities that have been in a gross unrealized loss position for less than 12 months to be temporary. The gross unrealized losses in the portfolio resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. The Bank believes that it will collect all amounts contractually due and has the intent and the ability to hold these securities until the fair value is at least equal to the carrying value. As of December 31, 2006, the Bank had 14 debt securities that had gross unrealized losses for less than 12 months.
    At December 31, 2006, 44 U.S. Government Agency securities, 16 of which are classified as held to maturity and 28 classified as available for sale, have been in a continuous unrealized loss position for 12 months or longer. Seven mortgage-backed fixed rate securities, five classified as held to maturity and two classified as available for sale, have also been in a continuous unrealized loss position for 12 months or longer. Also, 23 corporate debt securities all classified as available for sale have been in a continuous unrealized loss position for 12 months or longer. These securities with unrealized losses resulted from increases in interest rates and not from deterioration in the creditworthiness of the issuer. There were no impaired securities at December 31, 2006. There were no adverse changes to the portfolio subsequent to December 31, 2006.
    Management evaluates securities for other-than-temporary impairment at least quarterly and more frequently when economic or market conditions warrant such evaluation. Consideration is given to 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer and 3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, Management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry reports. As of December 31, 2006, Management’s assessment concluded that no declines are deemed to be other-than-temporary.
    At December 31, 2006, the Bank’s exposure to three investment security issuers exceeded 10% of stockholders’ equity as follows:

	Amortized Cost	Fair Value

	(in thousands)

Federal Home Loan Bank (FHLB)	$72,083	$70,983
Federal Home Loan Mortgage Corporation ( Freddie Mac)	24,482	23,984
Federal National Mortgage Association (Fannie Mae)	50,731	49,685
Total	$147,296	$144,652

4. Loans and Allowance for Loan Losses
    The following table summarizes the components of the Bank's loan portfolio as of December 31, 2006 and 2005:

	December 31,
	2006		2005
	Balance	As % of Category	Balance	As % of Category

	(in thousands, except for percentages)
Real estate
Construction & land development	$ 49,837	9.9%	$ 67,099	13.6%
Farmland	25,582	5.0%	24,903	5.1%
1-4 Family	67,022	13.2%	78,789	16.0%
Multifamily	14,702	2.9%	11,125	2.3%
Non-farm non-residential	256,176	50.5%	223,622	45.5%
Total real estate	413,319	81.5%	405,538	82.5%

Agricultural	16,359	3.2%	11,490	2.3%
Commercial and industrial	59,072	11.6%	54,740	11.1%
Consumer and other	18,880	3.7%	20,078	4.1%
Total loans before unearned income	507,630	100.0%	491,846	100.0%
Less: unearned income	(435)		(264)
Total loans after unearned income	$ 507,195		$ 491,582

    The following table summarizes fixed and floating rate loans by maturity and repricing frequencies as of December 31, 2006:

	December 31, 2006
	Fixed	Floating	Total
	(in thousands)

One year or less	$99,157	$241,717	$340,874
One to five years	135,998	6,196	142,194
Five to 15 years	10,730	435	11,165
Over 15 years	1,319	1,281	2,600
Subtotal	247,204	249,629	496,833
Nonaccrual loans			10,362
Total loans after unearned income	$247,204	$249,629	$507,195

    Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)

Balance, beginning of year	$7,597	$5,910	$4,942
Provision charged to expense	4,419	5,621	1,670
Loans charged off	(5,888)	(4,162)	(926)
Recoveries	547	228	224
Balance, end of year	$6,675	$7,597	$5,910

    The allowance for loan losses is reviewed by Management on a monthly basis and additions thereto are recorded in order to maintain the allowance at an adequate level. In assessing the adequacy of the allowance, Management considers a variety of internal and external factors that might impact the performance of individual loans. These factors include, but are not limited to, economic conditions and their impact upon borrowers' ability to repay loans, respective industry trends, borrower estimates and independent appraisals. Periodic changes in these factors impact Management's assessment of each loan and its overall impact on the adequacy of the allowance for loan losses.

    As of December 31, 2006, 2005 and 2004, the Bank had loans totaling $10.4 million, $21.1 million and $3.5 million, respectively, on which the accrual of interest had been discontinued. The decrease in nonaccrual loans is primarily the result of foreclosing on several of the 156 home mortgage loans that involve irregularities found in 2005 that suggest that many of these mortgage loans had been made against overvalued collateral on the basis of misleading loan information. As of December 31, 2006, 2005, and 2004, the Bank had loans past due 90 days or more and still accruing interest totaling $334,000, $248,000 and $409,000, respectively.
    The average amount of nonaccrual loans in 2006 was $17.1 million compared to $9.0 million in 2005. Had these loans performed in accordance with their original terms, the Bank's interest income would have been increased by approximately $1.4 million and $657,000 for the years ended December 31, 2006 and 2005, respectively. Impaired loans at December 31, 2006 and 2005, including nonaccrual loans, amounted to $13.3 million and $37.0 million, respectively. The portion of the allowance for loan losses allocated to all impaired loans amounted to $2.4 million and $3.6 million at December 31, 2006 and 2005, respectively. It is not practical to determine the amount of interest income recognized on impaired loans or interest income recognized using a cash-basis method during 2004. As of December 31, 2006, the Bank has no outstanding commitments to advance additional funds in connection with impaired loans.
    The following is a summary of information pertaining to impaired loans as of December 31:

	2006	2005
	(in thousands)

Impaired loans without a valuation allowance	$ -	$ -
Impaired loans with a valuation allowance	13,264	36,959
Total impaired loans	$13,264	$36,959

Valuation allowance related to impaired loans	$2,420	$3,645

	2006	2005
	(in thousands)

Average investment in impaired loans	$17,128	$14,680
Interest income recognized on impaired loans	1,946	475
Interest income recognized on a cash basis on impaired loans	1,636	526

5. Premises and Equipment
    The major categories comprising premises and equipment at December 31, 2006 and 2005 are as follows:
	December 31,
	2006	2005
	(in thousands)

Land	$3,137	$1,690
Bank premises	13,662	13,011
Furniture and equipment	12,486	12,161
Acquired value	29,285	26,862
Less: accumulated depreciation	15,692	14,912
Net book value	$13,593	$11,950

    Depreciation expense amounted to approximately $0.8 million, $0.7 million and $0.6 million for 2006, 2005 and 2004, respectively.

6. Goodwill and Intangible Assets
    The Bank accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the provision of SFAS No. 142. Other intangible assets continue to be amortized over their useful lives. The Bank had no goodwill for the years ended December 31, 2006, 2005 or 2004.
    The Bank recorded purchase accounting intangible assets that consist of core deposit intangibles only, which are subject to amortization. The core deposits reflect the value of deposit relationships, including the beneficial rates, which arose from the purchase of other financial institutions and the purchase of various banking center locations from one single financial institution. The following table summarizes the Bank’s purchased accounting intangible assets subject to amortization.

	December 31,
	2006		2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

	(in thousands)

Core deposit intangibles	$5,891	$5,435	$5,891	$4,910
Total	$5,891	$5,435	$5,891	$4,910

    Amortization expense relating to purchase accounting intangibles totaled $525,000 for the year ended December 31, 2006 and $630,000 for the years ended December 31, 2005 and 2004. The weighted average amortization period of these assets is 7.9 years. Estimated future amortization expense is as follows:

For the Years Ended December 31,	Estimated Amortization Expense
(in thousands)
2007	$126
2008	126
2009	107
2010	33
2011	33
2012	31

    These estimates do not assume the addition of any new intangible assets that may be acquired in the future nor any write-downs resulting from impairment.

7. Deposits
    The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $142.5 million and $180.6 million at December 31, 2006 and 2005, respectively.
    At December 31, 2006, the scheduled maturities of time deposits are as follows:
December 31, 2006
(in thousands)

Due in one year or less	$201,412
Due after one year through three years	45,699
Due after three years	30,173
Total	$277,284

8. Borrowings:
     Short-term borrowings are summarized as follows:
	December 31,
	2006	2005
	(in thousands)
Federal Home Loan Bank advances	$ -	$ -
Securities sold under agreements to repurchase	6,584	8,981
Total short-term borrowings	$6,584	$8,981

    Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature daily. Interest rates on repurchase agreements are set by Management and are generally based on the 91-day Treasury bill rate.
The Bank’s available lines of credit with correspondent banks, including the Federal Home Loan Bank, totaled $60.9 million at December 31, 2006 and $173.2 million at December 31, 2005. In 2006, due to a high level of nonperforming assets, FHLB advances were based on “custody” status rather than “blanket lien” status. FHLB advances in 2006 were collateralized primarily by commercial real estate loans in the FHLB’s custody. FHLB advances in 2005 were collateralized by a blanket pledge of primarily mortgage loans. With the exception of the FHLB, no other lines were outstanding with any other correspondent bank at December 31, 2006 or December 31, 2005.

    The following schedule provides certain information about the Bank’s short term borrowings during 2006 and 2005 (dollars in thousands):
	December 31,
	2006	2005
	(in thousands, except for percentages)

Outstanding at year end	$ 6,584	$ 8,981
Maximum month-end outstanding	37,353	32,348
Average daily outstanding	23,731	17,381
Weighted average rate during the year	5.19%	3.14%
Average rate at year end	4.41%	3.56%

    At December 31, 2006, long-term debt at the FHLB consisted of $18.0 million in fixed rate advances due from 2007 to 2014 and bearing interest at rates ranging from 3.86% to 6.85%. The Bank had no floating rate advances outstanding with the FHLB at December 31, 2006. Prepayment penalties apply if the debt is paid prior to maturity. At December 31, 2005, long-term debt at the FHLB consisted of $13.2 million fixed rate advances due from 2006 to 2014 and bearing interest at rates ranging from 3.31% to 6.85%.
    Maturities of long-term FHLB advances are as follows: $17.7 million in 2007, $41,000 in 2008, $179,000 in 2009 and $67,000 in 2014.
    At December 31, 2006, the Bank had $45.0 million in Letters of Credit issued by the FHLB which will expire in 2007 that is carried as an off-balance sheet item. At December 31, 2005, the Bank had $80.0 million in Letters of Credit issued by the FHLB which expired in 2006 and was carried as an off-balance sheet item. The Letters of Credit are only used for pledging towards public fund deposits. See Note 17 to Notes to the Financial Statements for additional information.

9. Preferred Stock
    The number of authorized shares of preferred stock is 100,000 shares of which 5,000 shares are designated Series B Preferred Stock and 15,000 shares are designated as Series C Preferred Stock. The remaining 80,000 shares are undesignated. There is no preferred stock outstanding.

10. Minimum Capital Requirements
    The Bank is subject to regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that, if undertaken, could have an adverse effect on the Bank's financial statements. Under the framework for prompt corrective action, the Bank must meet capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.
    Quantitative measures established by regulation to ensure capital adequacy guidelines require minimum ratios of 8.00% for Total Risk-Based Capital, 4.00% for Tier 1 Risk-Based Capital and 4.00% for Tier 1 Leverage Capital. To be considered "well capitalized" the ratios are 10.00%, 6.00% and 5.00%, respectively.
    As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that time that Management believes have changed the Bank's category. Management believes, as of December 31, 2006, the Bank meets all capital adequacy requirements to which it is subject.
    The Bank's actual capital amounts and ratios are presented below:

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompts Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands, except for percentages)
December 31, 2006
Total risk-based capital	$66,292	11.03%	$48,073	8.00%	$60,091	10.00%
Tier 1 capital	59,617	9.92%	24,037	4.00%	36,055	6.00%
Tier 1 leverage capital	59,617	8.16%	29,207	4.00%	36,509	5.00%

December 31, 2005
Total risk-based capital	$61,236	10.05%	$48,750	8.00%	$60,937	10.00%
Tier 1 capital	53,639	8.80%	24,375	4.00%	36,562	6.00%
Tier 1 leverage capital	53,639	7.67%	27,988	4.00%	34,985	5.00%

11. Dividend Restrictions
    The Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. Dividends payable without permission by the Bank in 2006 will be limited to 2007 earnings plus an additional $5.5 million.

12. Related Party Transactions
    In the normal course of business, the Bank has loans, deposits and other transactions with its executive officers, directors and certain business organizations and individuals with which such persons are associated. An analysis of the activity of loans made to such borrowers during the year ended December 31, 2006 follows:

December 31, 2006
(in thousands)

Balance, beginning of year	$18,742
New loans	15,807
Repayments	(14,403)
Balance, end of year	$20,146

    Additionally, included in the Bank’s loan portfolio are participations in loans totaling $2.8 million at December 31, 2006, which were purchased from affiliated financial institutions.
    During the year ended 2006, the Bank paid approximately $633,000 for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Mr. Marshall T. Reynolds, the Chairman of the Bank’s Board of Directors, is President, Chief Executive Officer, Chairman of the Board of Directors, and holder of 41.5% of the capital stock; approximately $896,000 to participate in the Champion Industries, Inc. employee medical benefit plan; and approximately $134,000 to Sabre Transportation, Inc. for travel expenses of the Chairman and other directors. These expenses include, but are not limited to the utilization of an aircraft, fuel, air crew, ramp fees and other expenses attendant to the Bank’s use. The Harrah and Reynolds Corporation, of which Mr. Reynolds is President and Chief Executive Officer and sole shareholder, has a 99% ownership interest in Sabre Transportation, Inc.
    During the year ended 2006, the Bank engaged the services of Cashe, Lewis, Coudrain and Sandage, attorneys-at-law, of which Mr. Alton Lewis, a director of the Bank, is a partner, to represent the Bank with certain legal matters. The fees paid by the Bank for these legal services totaled $291,000.

13. Employee Benefit Plans
    The Bank has an employee savings plan to which employees, who meet certain service requirements, may defer one to 20 percent of their base salaries, six percent of which may be matched up to 100% by the Bank, at its sole discretion. Bank contributions to the savings plan were $101,000, $93,000 and $139,000 in 2006, 2005 and 2004, respectively.
    In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of all eligible employees of the Bank. Full-time employees of the Bank who have been credited with at least 1,000 hours of service during a 12 consecutive month period and who have attained age 21 are eligible to participate in the ESOP. The plan document has been approved by the Internal Revenue Service. Contributions to the ESOP are at the sole discretion of the Bank.

    The Bank made voluntary contributions of $100,000 to the ESOP in 2006, 2005 and 2004 for the purchase of Bank shares from third parties at market value. At December 31, 2006 the ESOP had acquired 3,820 shares of $1 par value common stock for a cost of $89,464 bringing the total shares allocated to 14,510 shares.
    At December 31, 2005 the ESOP had acquired 4,738 shares of $1 par value common stock for a cost of $87,997. At December 31, 2004, the ESOP had acquired 5,952 shares of $1 par value common stock for a cost of $89,994. An analysis of ESOP shares allocated is presented below:
	2006	2005	2004

Shares allocated, beginning of year	10,690	5,952	-
Shares allocated, during the year	3,820	4,738	5,952
Allocated shares held by ESOP, end of year	14,510	10,690	5,952

14. Other Expense
    The following is a summary of the significant components of other expense:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Other expense:
Legal and professional fees	$1,390	$1,201	$1,048
Operating supplies	545	514	522
Marketing and public relations	823	564	622
Data processing	904	736	754
Taxes - sales and capital	582	684	607
Telephone	244	421	455
Amortization of core deposit intangibles	525	630	630
Other	2,815	2,690	2,458
Total other expense	$7,828	$7,440	$7,096

15. Income Taxes
    The following is a summary of the provision for income taxes included in the Statements of Income:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)

Current	$4,046	$3,822	$4,921
Deferred	617	(618)	(481)
Tax credits	(135)	(34)	-
Benefit of operating loss carryforward	(24)	(24)	(24)
Total	$4,504	$3,146	$4,416

    The difference between income taxes computed by applying the statutory federal income tax rate and the provision for income taxes in the financial statements is reconciled as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except for percentages)

Statutory tax rate	34.2%	34.1%	34.2%
Federal income taxes at statutory rate	$4,551	$3,127	$4,436
Tax credits	(135)	(34)	-
Other	88	53	(20)
Total	$4,504	$3,146	$4,416

    Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities, and available tax credit carry forwards. Temporary differences between the financial statement and tax values of assets and liabilities give rise to deferred tax assets (liabilities). The significant components of the Bank's deferred tax assets and liabilities at December 31, 2006 and 2005 are as follows:

	Years Ended December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$2,270	$2,582
Net operating loss carryforwards	24	47
Allowance for other real estate losses	128	178
Depreciation and amortization	302	292
Unrealized loss on available for sale securities	466	371
Gross deferred tax assets	$3,190	$3,470

Deferred tax liabilities:
Other	(1,188)	(946)
Gross deferred tax liabilities	(1,188)	(946)
Net deferred tax assets	$2,002	$2,524

    As of December 31, 2006, the Bank has net operating loss carryforward of $69,000, for income tax purposes, which is available to offset future taxable income. This carry forward expires in 2007.

16. Comprehensive Income
    The following is a summary of the components of other comprehensive income as presented in the Statements of Changes in Stockholders’ Equity:

	December 31,
	2006	2005	2004
	(in thousands)

Unrealized (loss) gain on available for sale securities, net	($517)	($954)	$107
Reclassification adjustments for net (gains) losses, realized net income	234	(7)	51
Other comprehensive (loss) income	(283)	(961)	158
Income tax benefit (provision) related to other comprehensive income	96	327	(54)
Other comprehensive (loss) income, net of income taxes	($187)	($634)	$104

17. Financial Instruments
    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statements of Condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.
    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with credit risk.
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on Management's credit evaluation of the counterpart. Collateral requirements vary but may include accounts receivable, inventory, property, plant, and equipment, residential real estate and commercial properties.
    Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The majority of these guarantees are short-term, one-year or less; however, some guarantees extend for up to three years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral requirements are the same as on-balance-sheet instruments and commitments to extend credit.

    The Bank incurred a $7,000 loss on one commitment during 2006 and a $5,000 loss on one commitment in 2005.
    Fair value estimates are generally subjective in nature and are dependent upon a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and relevant available market information. Fair value information is intended to represent an estimate of an amount at which a financial instrument could be exchanged in a current transaction between a willing buyer and seller engaging in an exchange transaction. However, since there are no established trading markets for a significant portion of the Bank's financial instruments, the Bank may not be able to immediately settle its financial instruments; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Bank's financial instruments, such as loans and deposits, are held to maturity and are realized or paid according to the contractual agreement with the customer.
    Quoted market prices are used to estimate fair values when available. However, due to the nature of the Bank's financial instruments, in many instances quoted market prices are not available. Accordingly, the Bank has estimated fair values based on other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are estimated without regard to any premium or discount that may result from concentrations of ownership of financial instruments, possible income tax ramifications or estimated transaction costs. The fair value estimates are subjective in nature and involve matters of significant judgment and, therefore, cannot be determined with precision. Fair values are also estimated at a specific point in time and are based on interest rates and other assumptions at that date. As events change the assumptions underlying these estimates, the fair values of financial instruments will change.
    Disclosure of fair values is not required for certain items such as lease financing, investments accounted for under the equity method of accounting, obligations of pension and other postretirement benefits, premises and equipment, other real estate, prepaid expenses, the value of long-term relationships with depositors (core deposit intangibles) and other customer relationships, other intangible assets and income tax assets and liabilities. Fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses have not been considered in the estimates. Accordingly, the aggregate fair value amounts presented do not purport to represent and should not be considered representative of the underlying "market" or franchise value of the Bank.
    Because the standard permits many alternative calculation techniques and because numerous assumptions have been used to estimate the Bank's fair values, reasonable comparison of the Bank's fair value information with other financial institutions' fair value information cannot necessarily be made.
    The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

 Cash and due from banks, interest-bearing deposits with banks, federal funds sold and federal funds purchased. These items are generally short-term in nature and, accordingly, the carrying amounts reported in the Statements of Condition are reasonable approximations of their fair values.

 Interest-bearing time deposits with banks. Time deposits are purchased from other financial institutions for investment purposes. Time deposits with banks do not have a balance greater than $100,000. Interest earned is paid monthly and not reinvested as principal. Fair values for fixed-rate time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

Securities. Fair values are principally based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Loans Held for Sale. Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

 Loans, net. The fair value of loans is estimated for segments of the loan portfolio with similar financial characteristics. For variable rate loans that re-price frequently with no significant change in credit risk, the carrying amounts reported in the statements of condition are reasonable approximations of their fair values. The fair values of other types of loans are estimated by discounting the future cash flows using interest rates that consider the credit and interest rate risks inherent in the loans, and current economic and lending conditions.

The fair value of nonaccrual loans is either estimated by discounting Management's estimate of future cash flows using a rate commensurate with the    risks involved
or based upon recent internal or external appraisals.

Accrued interest receivable. The carrying amount of accrued interest receivable approximates its fair value.

 Deposits. The fair values of deposits subject to immediate withdrawal such as interest and noninterest bearing demand deposits and savings deposits are equal to their carrying amounts. The carrying amounts for variable-rate time deposits and other time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

Accrued interest payable. The carrying amount of accrued interest payable approximates its fair value.

 Borrowings. The carrying amount of Federal Funds purchased and other short term borrowings approximate their fair values. The fair value of the Bank’s long term borrowings are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

 Other unrecognized financial instruments. The fair value of commitments to extend credit is estimated using the fees charged to enter into similar legally binding agreements, taking into account the remaining terms of the agreements and customers' credit ratings. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit are based on fees charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2006 and 2005 the fair value of guarantees under commercial and standby letters of credit was immaterial.

    The estimated fair values and carrying values of the Bank's financial instruments at December 31, 2006 and 2005 are presented in the following table:
	December 31,
	2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

	(in thousands)
Assets
Cash and cash equivalents	$ 24,817	$ 24,817	$ 28,451	$ 28,451
Interest-bearing time deposits with banks	2,188	2,168	2,188	2,201
Securities, available for sale	111,353	111,353	107,585	107,585
Securities, held to maturity	46,999	45,614	67,615	66,493
Federal Home Loan Bank stock	2,264	2,264	1,581	1,581
Loans held for sale	1,049	1,049	-	-
Loans, net	500,520	478,719	483,985	479,316
Accrued interest receivable	5,378	5,378	5,220	5,220

Liabilities
Deposits	$626,293	$626,139	$632,908	$634,036
Borrowings	24,568	24,587	22,132	22,080
Accrued interest payable	3,070	3,070	2,105	2,105

    A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at December 31, 2006 and 2005 follows:

	December 31,
	2006	2005
	(in thousands)
Financial instruments whose contract
amounts represent credit risk:
Commitments to extend credit	$87,355	$70,630
Commitments to grant loans	47,110	49,669
Standby letters of credit	2,515	2,821

    There is no material difference between the contract amount and the estimated fair value of off-balance sheet items that are primarily comprised of short-term unfunded loan commitments that are generally priced at market.

18. Concentrations of Credit and Other Risks
    The Bank grants personal, commercial and residential loans to customers, most of who reside in northern and southern areas of Louisiana. Although the Bank has a diversified loan portfolio, significant portions of the loans are collateralized by real estate located in Tangipahoa Parish and surrounding parishes in southeast Louisiana. Declines in the Louisiana economy could result in lower real estate values which could, under certain circumstances, result in losses to the Bank.
    The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, generally, does not extend credit in excess of $6.0 million to any single borrower or group of related borrowers.
    A significant portion of the Bank’s deposits (approximately 27.8%) is derived from local governmental agencies. These governmental depositing authorities are generally long-term customers of the Bank. A number of the depositing authorities are under contractual obligation to maintain their operating funds exclusively with the Bank. In most cases, the Bank is required to pledge securities or Letters of Credit issued by the Federal Home Loan Bank to the depositing authorities to collateralize their deposits. Under certain circumstances, the withdrawal of all of, or a significant portion of, the deposits of one or more of the depositing authorities may result in a temporary reduction in the Bank's liquidity, depending primarily on the maturities and/or classifications of the securities pledged against such deposits and the Bank's ability to replace such deposits with either new deposits or other borrowings.

19. Litigation
    The Bank is subject to various legal proceedings in the normal course of its business. It is Management’s belief that the ultimate resolution of such claims will not have a material adverse effect on the Bank’s financial position or results of operations.

20. Commitments and Contingencies
    In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Included among these contingent liabilities are certain provisions in agreements, entered into with outside third parties to sell loans that are originated by the Bank that may require the Bank to repurchase a loan if it becomes delinquent within a specified period of time.

21. Bank Mergers
    First Guaranty Bank and Homestead Bancorp, Inc. (OTC: HSTD.PK), parent company for Homestead Bank, entered into a definitive agreement on January 4, 2007 pursuant to which Homestead Bancorp will be acquired for approximately $13 million in cash. At December 31, 2006, total assets of Homestead Bancorp were $131.5 million, including $71.0 million in total loans and $51.3 million in investment securities. Total deposits at such date were $70.2 million and stockholders’ equity totaled $10.5 million.
    Prior to completion of the acquisition, it is anticipated that First Guaranty Bancshares, Inc., currently a wholly-owned subsidiary of First Guaranty Bank, will become the registered bank holding company of First Guaranty Bank pursuant to a share exchange transaction that has previously been approved by the shareholders of First Guaranty Bank. Following the holding company formation, First Guaranty Bancshares will accomplish the acquisition of Homestead Bancorp by virtue of the merger of a wholly-owned subsidiary of First Guaranty Bancshares with and into Homestead Bancorp.
    Under the terms of the agreement, First Guaranty Bancshares will acquire all of the issued and outstanding shares of common stock of Homestead Bancorp for the cash purchase price of $17.60 per share. In addition, each outstanding and unexercised option to acquire a share of common stock of Homestead Bancorp will be converted into the right to receive cash in an amount equal to $17.60 less the exercise price of such option. The transaction has been approved by the board of directors of First Guaranty Bank, First Guaranty Bancshares and Homestead Bancorp. The acquisition is subject to customary conditions, including the approval of the shareholders of Homestead Bancorp as well as certain bank regulatory authorities in the United States. The merger is expected to close in the second quarter of 2007.

Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
    There were no changes in or disagreements with accountants on accounting and financial disclosures for the year ended December 31, 2006.

 Item 9a - Controls and Procedures
    The Bank maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports it files under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. Such controls include those designed to ensure this material information is communicated to Management, including the Chief Executive officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decision regarding required disclosure.
    The Bank’s Management, with the participation of the CEO and CFO, have evaluated the effectiveness of the Bank’s disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K. Based on that evaluation, the CEO and CFO have concluded that the disclosure controls and procedures as of the end of the period covered by this annual report are effective. There were no changes in the Bank’s internal control over financial reporting during the last fiscal quarter in the period covered by this annual report that have materially affected, or are reasonably likely to materially affect, the Bank’s internal control over financial reporting.

Part III

Item 10 - Directors and Executive Officers of the Bank

Directors of the Bank
Name	Age	Director Since	Title
Mary A. Allen	66	2003	Founder and co-owner of M. A. Allen Real Estate, Inc. since 1993.
F. Fanancy Anzalone, M.D.	71	1976	Engaged in the private practice of medicine since June 1960.
Anthony J. Berner, Jr.	54	1997	President of Pon Food Corp., a wholesale food distribution company, since 1984.
Collins Bonicard	77	1982	Secretary to the Bank’s board of directors since July 1993. Independent contractor and building inspector since July 1984.
Charles Brister	55	1996
President and owner of Brister’s Rental and Consulting from March 2006 to present. President of Brister’s Design and Manufacturing from 2002 to 2006 and chief executive officer and chairman of Brister Consultant and Investments since 1996. President and chief executive officer of Karts International, Inc. since January 1999, and a director of that company since March 1996.

Andrew Gasaway, Jr.	69	1978	President of Gossen, Gasaway, and Holloway, Ltd. architects since May 1973.
Daniel P. Harrington	51	1999
President of HTV Industries, Inc., a holding company with manufacturing operations and investments in various industries, since 1991.  Director of Churchill Downs Incorporated since 1998; director of Biopure Corporation since 1999; director of Portec Rail Products, Inc. since 1997; and director of First State Financial Corp. in Sarasota, Florida since March 2000.

William K. Hood	56	1977	President of Hood Automotive Group since 1977 and a director of Entergy Louisiana, Inc. since 1987.
Edwin L. Hoover, Jr.	62	1994	President of Encore Development Corporation, a real estate investment company, since January 1987.
Alton B. Lewis	58	2001	Partner of the law firm of Cashe, Lewis, Coudrain & Sandage and its predecessor firm since January 1989.
Morgan S. Nalty	41	2001	Investment banking executive and partner of Johnson Rice & Co., LLC since 1994.
Daniel F. Packer	59	2005
Chairman of the board of Entergy New Orleans since January 2007. President of Entergy New Orleans from 1996 to 2007 and its chief executive officer from 1998 to 2007.  Chairman of the New Orleans Aviation Board for the Louis Armstrong International Airport.  Member of the board of the Louisiana Community and Technical College System and a member of the board of trustees of Loyola University of New Orleans.

Marshall T. Reynolds	70	1993
Chairman of the Bank’s board of directors since May 1996 and a director since 1993.  Chairman of the board, president and chief executive officer since 1992 of Champion Industries, Inc., a holding company for commercial printing and office products companies.  Chairman of the board of Premier Financial Bancorp in Huntington, West Virginia since 1996.  Chairman of the board of Portec Rail Products, Inc. in Pittsburgh, Pennsylvania since December 1997, director of Summit State Bank in Santa Rosa, California since December 1998 and director of First State Financial Corp. in Sarasota, Florida since 1999.  From 1964 to present, president and manager of the Harrah and Reynolds Corporation (predecessor of Champion Industries, Inc.).>From 1983 to 1993, chairman of the board of Banc One, The West Virginia Corporation (formerly Key Centurion Bancshares, Inc.).  Mr. Reynolds has served as chairman of The United Way of the River Cities, Inc. and Boys and Girls Club of Huntington.

Nicholas A. Saladino	82	1987	Mayor of Town of Kentwood, Louisiana from 1974 to 1986. Currently retired.
Sam P. Scelfo, Jr.	57	1994	President of Gambino’s Bakeries and Caterers, Inc. since 1978.
Edgar R. Smith, III	43	2007	President and Chairman of the board of Smitty’s Supply, Inc. since 2001.
Michael R. Sharp.	59	2005
The Bank’s president and chief executive officer and director since January 2005 and the Bank’s senior vice president and senior commercial lender from December 1999 to January 2005.  President and chief executive officer of First Southwest Bank in Jennings, Louisiana from November 1997 to December 1999.

F. Jay Taylor	83	2001	Labor-Management arbitrator since 1973 and a director of Pizza Inn, Inc. since 1993. President of Louisiana Tech University from 1962 to 1987.
Loy F.Weaver	64	2001
The Bank’s north Louisiana area president and director since January 2001.  President of Woodlands Bancorp, Inc. and First Woodlands Bank from February 1999 to January 2001.  City president of Bank One in Homer, Louisiana from 1996 to 1998.

Executive Officers of the Bank
    Set forth below are the names, ages, positions and the year of employment for each of the current executive officers of the Bank. There are no family relationships among these officers nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. No persons other than those listed below are Executive Officers of the Bank.

Name, age, and position	Served as employee continuously since

Michael R. Sharp, 59	1999
President and Chief Executive Officer

Loy F. Weaver, 64	2001
Area President, North Louisiana

Michele E. LoBianco, 39	1985
Senior Vice President
Chief Financial Officer

Barton J. Leader, 40	2005
Senior Vice President and
Commercial Lending Division Manager

Other Matters
    Section 16(a) of the Exchange Act requires the Bank’s directors, certain officers, and persons who beneficially own more than 10 percent of a registered class of the Bank’s equity securities, to file reports of ownership and changes in ownership with the FDIC. Persons filing such reports are required by regulation to furnish the Bank with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms F-8A (Annual Statement of Changes in Beneficial Ownership) were required, the Bank believes that with respect to the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors, and persons who beneficially own more than 10 percent of the Bank’s registered securities were complied with on Form F-8 (Statement of Changes in Beneficial Ownership).

Audit Committee Financial Expert
    The members of the Audit and Examination Committee are William K. Hood, Chairman, Anthony J. Berner, Jr., Collins Bonicard, Edwin L. Hoover, Jr. and Nicholas A. Saladino. The functions of the Bank's Audit and Examination Committee include recommending employment of the Bank's external auditor, serving as a channel of communication between the auditor and regulatory examiners and the Board of Directors, reviewing examinations of the Bank, reviewing the results of each external audit of the Bank, reviewing the Bank's annual financial statements, considering the adequacy of the Bank's internal financial controls, and attending to other matters relating to the appropriate auditing and accounting principles and practices to be used in the operation of the Bank in the preparation of its financial statements. This Committee also supervises the activities of the Internal Auditor and approves the annual program of work. The Audit and Examination Committee does not currently have an “audit committee financial expert” within the meaning of Item 401(h)(2) of SEC Regulation S-K and the Board has not identified any new director candidate who also meets the definition of a financial expert. Although none of the members of the committee qualifies for that designation under the rule, it is the judgment of the Board that the members of the committee are qualified directors to serve on the Audit and Examination Committee. All members of the Audit and Examination Committee are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market, Inc.

Code of Ethics
    The Bank has adopted a Code of Ethics that applies to all Bank employees as well as all members of the Bank’s Board of Directors. The Bank also has adopted a Code of Ethics related to financial reporting that applies to certain executive officers, the internal auditors and the Chairman of the Board of Directors. Both Codes of Ethics are available on the Bank’s website at www.fgb.net.

Item 11 - Executive Compensation

Compensation of Directors
    Refer to the Bank’s 2006 Proxy Statement.

Compensation of Executive Officers
    The following table sets forth, on an accrual basis, the aggregate cash and non-cash compensation paid by the Bank during the last three fiscal years to the Bank’s Chief Executive Officer and the other Executive Officers who received compensation in excess of $100,000 during the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus[1]	All Other Compensation[2]	Total

Michael R. Sharp	2006	135,000	12,592	11,481	159,074
President and	2005	128,050	12,592	8,676	149,318
Chief Executive Officer	2004	83,034	11,693	5,196	99,923

Loy F. Weaver	2006	125,000	12,400	35,178	172,579
Area President, North Louisiana	2005	119,583	12,400	33,831	165,814
	2004	115,000	12,208	34,629	161,837

Michele E. LoBianco	2006	109,459	12,170	9,420	131,048
Senior Vice President and	2005	108,000	12,074	8,910	128,984
Chief Financial Officer	2004	104,334	12,074	9,358	125,766

Barton J. Leader, Jr.	2006	100,833	12,112	2,319	115,264
Senior Vice President and	2005	30,000	11,728	351	42,079
Commercial Lending Division Officer	2004	-	-	-	-

Michael F. Lofaso[3]	2006	101,840	12,016	8,283	122,140
Senior Vice President and	2005	91,736	11,885	7,671	111,292
Chief Credit Officer	2004	83,243	11,693	7,787	102,723

(1) Includes distributions under the company-wide annual bonus which equaled one week’s base salary.

 (2)   Includes excess group life insurance coverage, employer matching contributions to 401(k) savings plan, and ESOP contributions. Also includes split-dollar life insurance coverage, country club dues and car allowance for Mr. Weaver. Includes employer matching contributions to 401(k) savings plans in the amounts of $4,428, $2,290, and $1,680 for Mr. Sharp, $4,122, $3,900, and $5,724 for Mr. Weaver, $3,649, $3,602, and $5,238 for Mrs. LoBianco, $1,188, $0, and $0 for Mr. Leader, and  $3,023, $3,109, and $4,274 for Mr. Lofaso for the years ended 2006, 2005 and 2004, respectively. Also included are employer ESOP contributions in the amounts of $5,090, 4,331, and $2,179 for Mr. Sharp, $5,242, $4,491, and $3,108 for Mr. Weaver, $4,193, $3,693, and $2,564 for Mrs. LoBianco, $0, $0, and $0 for Mr. Leader and $3,921, $3,187, and $2,183 for Mr. Lofaso for the years ended 2006, 2005 and 2004, respectively.  The amounts shown for Mr. Weaver include a car allowance totaling $8,524, $8,400, and $8,400 each of the years ended 2006, 2005 and 2004. Also includes amounts for Mr. Weaver’s country club dues totaling $2,138, $1,747, and $2,184 during each of the years ended 2006, 2005 and 2004. Also included are premiums paid for excess group life insurance coverage for Mr. Sharp in the amounts of $1,963, $2,055 and $1,340, Mr. Weaver in the amounts of $2,773, $2,913 and $2,833, Mrs. LoBianco in the amounts of $1,578, $1,615, and $1,556 Mr. Lofaso in the amounts of $1,339, $1,376 and $1,330 and Mr. Leader in the amounts of $1,130, $351 and $0 for the years ended 2006, 2005 and 2004, respectively.  Also included for Mr. Weaver are premiums paid for split-dollar life insurance coverage in the amount of $12,380 for the years ended 2006, 2005 and 2004.

(3) In February 2007, Mr. Lofaso resigned as senior vice president and chief credit officer.

2006 Stock Option Grants
    No stock options were granted by the Bank in 2006. There are no outstanding options, warrants, or stock appreciation rights.

Employment Contracts, Termination of Employment and Change in Control Arrangements
    The Bank has no employment contracts, termination of employment or change in control arrangements as of December 31, 2006.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies Regarding Executive Officers
    The Executive Committee fulfills the functions of the Compensation Committee and in that capacity reviews annually the salaries and bonuses of the executive officers of the Bank and makes recommendations to the full Board of Directors with respect to salary and bonus amounts to be paid to the executive officers. In making salary and bonus recommendations, the Executive Committee bases its recommendation on past and current performance of those executive officers, the Bank’s performance and current market conditions.
    The Executive Committee, fulfilling the functions of the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report filed on Form 10-K. The members of the Executive Committee are listed below:

Marshall T. Reynolds, Chairman	Collins Bonicard
Andrew Gassaway, Jr.	William K. Hood
Alton B. Lewis	Sam P. Scelfo, Jr.

Stock Performance Graph
    The line graph below compares the cumulative total return for the Bank’s common stock with the cumulative total return of both the NASDAQ Stock Market Index for U.S. companies and the NASDAQ Index for bank stocks for the period December 31, 2001 through December 31, 2006. The total return assumes the reinvestment of all dividends and is based on a $100 investment on December 31, 2001. It also reflects the stock price on December 31st of each year shown, although this price reflects only a small number of transactions involving a small number of directors of the Bank or their affiliates or associates and cannot be taken as an accurate indicator of the market value of the Bank’s common stock.

Performance Graph
Comparison of Five-Year Cumulative Total Return Among
First Guaranty Bank, NASDAQ Banks, and NASDAQ Stocks

	Total Returns for the Year
	2002	2003	2004	2005	2006
First Guaranty Bank	$108	$110	$114	$139	$168
NASDAQ Banks	$121	$158	$175	$168	$186
NASDAQ Stocks	$ 61	$ 91	$ 99	$101	$110

Item 12 - Security Ownership of Certain Beneficial Owners, Management and Related Stockholder Matters

Principal Stockholders
The following table sets forth certain information regarding the only persons who, on March 12, 2007 were known by the Bank to own beneficially more than 5% of any class of the outstanding stock of the Bank. Each beneficial owner exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), each principal stockholders disclaims beneficial ownership of all shares owned by his spouse, a trust or business entity with which he is affiliated, or of which he acts as custodian.

Name of Beneficial Owner	$1 Par Value	% of Class $1 Par

Daniel P. Harrington	346,883[1]	6.239%
30195 Chagrin Blvd, Ste 310-N
Pepper Pike, OH 44124

Douglas V. Reynolds[2]	325,157	5.849%
P.O. Box 4040
Huntington, WV 25729

Marshall T. Reynolds[3]	1,674,134	30.112%
P.O. Box 4040
Huntington, WV 25729

1  Includes 337,732 shares owned by TVI Corp. of which Mr. Daniel P. Harrington is President and Director. The Board of Directors of TVI has voting and investment power over such shares. Also includes 5,552 shares owned by Brothers Capital Corp. over which Mr. Harrington has sole voting and investment power and 3,333 shares of which Mr. Harrington is a joint owner who has shared voting and investment power over such shares.
2 Mr. Douglas V. Reynolds is the son of Marshall T. Reynolds.
3 Mr. Marshall T, Reynolds is Chairman of the Board.  Includes 31,925 shares owned by R-P Investments, Inc. and 4,000 shares owned by Purple Cap, LLC both of which Mr. Reynolds has shared voting and investment power over such shares. Also includes, 4,133 sharea owned by Champion Leasing Corp., 5,333 shares owned by the Harrah & Reynolds Corporation and 5,000 shares owned by M. T. Reynolds Irrevocable Trust all of which Mr. Reynolds has sole voting and investment power over such shares. Also includes 8,333 shares owned by Mr. Reynolds' wife who exercises sole voting and investment powers over such shares. Also includes 112,000 shares owned by one of Mr. Reynolds' sons (Jack Reynolds) who exercises sole voting and investment powers over such share

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the beneficial ownership of each class of the Bank's outstanding capital stock by each director, nominee for director and named executive officer of the Bank and by all directors and named executive officers of the Bank as a group as of March 12, 2007. Each director, nominee for director and named executive officer exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Exchange Act, each person listed below disclaims beneficial ownership of all shares owned by his or her spouse, a trust or a business entity with which he or she is affiliated, or of which he or she acts as custodian.

Name	Title	Number of Bank Shares Owned	Percent of Class
Marshall T. Reynolds [1,14]	Chairman of the Board of Directors	1,674,134	30.112%
Michael R. Sharp [2,14]	President and Chief Executive Officer and Director	25,053	0.451%
Loy F. Weaver [3,14]	North Louisiana Area President and Director	72,599	1.306%
Michele E. LoBianco [4,14]	Senior Vice President and Chief Financial Officer	2,489	0.045%
Barton J. Leader, Jr. [14]	Senior Vice President and Commercial Lending Division Officer	5,347	0.096%
Michael F. Lofaso[15]	Senior Vice President and Chief Credit Officer	2,900	0.052%
Mary A. Allen	Director	1,309	0.024%
F. Fanancy Anzalone, M.D.	Director	444	0.008%
Anthony J. Berner, Jr. [5]	Director	5,547	0.100%
Collins Bonicard [6]	Director	40,000	0.719%
Charles Brister [7]	Director	10,452	0.188%
Andrew Gasaway, Jr. [8]	Director	11,301	0.203%
Daniel P. Harrington [9]	Director	346,883	6.239%
William K. Hood [10]	Director	112,996	2.032%
Edwin L. Hoover, Jr.	Director	20,806	0.374%
Alton B. Lewis [11]	Director	17,906	0.322%
Morgan S. Nalty	Director	20,699	0.372%
Daniel F. Packer [12]	Director	266	0.005%
Nicholas A. Saladino [13]	Director	13,333	0.240%
Sam P. Scelfo, Jr.	Director	7,066	0.127%
Edgar R. Smith, III	Director	5,000	0.090%
F. Jay Taylor	Director	12,000	0.216%
All directors, nominee for director, and executive officers as a group (21 as a group)		2,405,630	43.269%

[1] Includes 31,925 shares owned by R-P Investments, Inc. and 4,000 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has       shared voting and investment power. Also includes 4,133 shares owned by Champion Leasing Corp., 5,333 shares owned by the Harrah & Reynolds Corporation and 5,000 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 8,333 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Also includes 112,000 shares owned by one of Mr. Reynolds’s sons (Jack Reynolds) who exercises sole voting and investment powers over such shares.

[2] Includes 53 shares owned by Lakestar Land Company, owned by Mr. Sharp, as to which Mr. Sharp exercises sole voting and investment power.

[3] Includes 3,733 shares owned by Mr. Weaver’s wife who exercises sole voting and investment power over such shares and 6,000 shares owned by DOSL as to which Mr. Weaver exercises sole voting and investment power over such shares.

4. Includes 488 shares of which Mrs. LoBianco is a joint owner who has shared voting and investment power over such shares.
[5] Includes 1,333 shares owned by Mr. Berner’s wife who exercises sole voting and investment power over such shares.
6. Includes 40,000 shares of which Mr. Bonicard is a joint owner who has shared voting and investment power over such shares.

[7] Includes 2,000 shares owned by Mr. Brister’s wife who exercises sole voting and investment power over such shares. Also includes 5,119 shares of which Mr. Brister is a joint owner who has shared voting and investment power over such shares.

[8] Includes 1,383 shares owned by Mr. Gasaway’s wife who exercises sole voting and investment power over such shares.

[9] Included are 337,732 shares owned by TVI Corp. of which Mr. Daniel P. Harrington is President and Director. The Board of Directors of TVI has voting and investment power over such shares. Also included are 5,552 shares owned by Brothers Capital Corp. over which Mr. Harrington has sole voting and investment power and 3,333 shares of which Mr. Harrington is a joint owner who has shared voting and investment power over such shares.

[10] Includes 484 shares of which Mr. Hood is a joint owner who has shared voting and investment power over such shares, 16,539 shares owned by Hood Investments, LLC and 13,834 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power.

[11] Includes 200 shares of which Mr. Lewis is a joint owner who has shared voting and investment power over such shares.
[12] Includes 266 shares of which Mr. Packer is a joint owner who has shared voting and investment power over such shares.
[13] Includes 13,333 shares of which Mr. Saladino is a joint owner who has shared voting and investment power over such shares.
14 A named executive officer of the Bank.
15 In February 2007, Mr. Lofaso resigned as senior vice president and chief credit officer.

Item 13 - Certain Relationships and Related Transactions

Transactions with Related Parties
    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal stockholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and that do not involve more than the normal risk of collectibility or present other unfavorable features.
    At February 28, 2006, the aggregate amount of extensions of credit to directors, executive officers, principal stockholders, and their associates, as a group was $17.0 million (excluding $2.8 million, or 23.4% of total equity capital, in loan participations purchased from affiliated institutions), or approximately 28.0% of total equity capital.
    During the year ended 2006, the Bank paid approximately $633,000 for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Mr. Marshall T. Reynolds, a director of the Bank, is President, Chief Executive Officer, Chairman of the Board of Directors, and holder of 41.5% of the capital stock; approximately $896,000 to participate in the Champion Industries, Inc. employee medical benefit plan; and approximately $134,000 to Sabre Transportation, Inc. for travel expenses of the Chairman and other directors. These expenses include, but are not limited to the utilization of an aircraft, fuel, air crew, ramp fees and other expenses attendant to the Bank’s use. The Harrah and Reynolds Corporation, of which Mr. Reynolds is President and Chief Executive Officer and sole shareholder, has a 99% ownership interest in Sabre Transportation, Inc.
    During the year ended 2006, the Bank engaged the services of Cashe, Lewis, Coudrain and Sandage attorneys-at-law, of which Mr. Alton Lewis is a partner, to represent the Bank with certain legal matters. The fees paid by the Bank for these legal services totaled $291,000. Mr. Lewis is a member of the Board of Directors of the Bank.

Item 14 - Principal Accountant Fees and Services
Refer to the Bank’s 2006 Proxy Statement.

Part IV

Item 15 - Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)	1.	Financial Statements

		Item	Page
		First Guaranty Bank
		Report of Independent Registered Accounting Firm	25
		Statements of Condition, December 31, 2006 and 2005	26
		Statements of Income, three years ended December 31, 2006	27
		Statements of Changes in Stockholders’ Equity, three years ended December 31, 2006	28
		Statements of Cash Flows, three years ended December 31, 2006	29
		Notes to Financial Statements	30

	2.	Financial Statement Schedules

		Item
		First Guaranty Bank
		Schedule I – Securities*
		Schedule III – Loans*
		Schedule IV – Bank Premises and Equipment*
		Schedule VI – Allowance for Possible Loan Losses*

*The information required by this item is shown in the Notes to Financial Statements and/or Management’s Discussion and Analysis of Financial Condition and Results of Operation and therefore is not presented in a separate schedule.

	3.	Exhibits

Exhibit Number		Exhibit

1		Statement regarding computation of earnings per common share	57
2		Statement regarding computation of ratios	58
3		Section 906 Certification of the Sarbanes-Oxley Act	59
4		Section 302 Certification of the Sarbanes-Oxley Act	61

(b)	Reports on Form 8-K
		• All Form 8-K’s required were filed during the year ended December 31, 2006.

(c)	There are no other financial statements and financial statement schedules which were excluded from Item 8, which are required to be included herein.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST GUARANTY BANK
Dated: March 29, 2006

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

/s/ Michael R. Sharp Michael R. Sharp	President and Chief Executive Officer	March 29, 2007

/s/ Michele E. LoBianco Michele E. LoBianco	Senior Vice President and Chief Financial Officer	March 29, 2007

*_________________________________________ Mary Ann Allen	Director	March 29, 2007

*_________________________________________ F. Fanancy Anzalone	Director	March 29, 2007

*_________________________________________ Anthony J. Berner	Director	March 29, 2007

*_________________________________________ Collins Bonicard	Director	March 29, 2007

*_________________________________________ Charles Brister	Director	March 29, 2007

*_________________________________________ Andrew Gasaway, Jr.	Director	March 29, 2007

*_________________________________________ Daniel P. Harrington	Director	March 29, 2007

*_________________________________________ William K. Hood	Director	March 29, 2007

*_________________________________________ Edwin L. Hoover, Jr.	Director	March 29, 2007

*_______________________________________ Alton B. Lewis	Director	March 29, 2007

*_______________________________________ Morgan S. Nalty	Director	March 29, 2007

*_______________________________________ Daniel F. Packer	Director	March 29, 2007

*_______________________________________ Marshall T. Reynolds	Director	March 29, 2007

*_________________________________________ Nicholas A. Saladino	Director	March 29, 2007

*_________________________________________ Sam P. Scelfo, Jr.	Director	March 29, 2007

*_________________________________________ F. Jay Taylor	Director	March 29, 2007

*_________________________________________ Loy F. Weaver	Director	March 29, 2007

*By:	/s/ Michael R. Sharp
Michael R. Sharp
Under Power of Attorney

EXHIBIT 1

STATEMENT REGARDING COMPUTATION OF EARNING

FIRST GUARANTY BANK

Net income per share has been computed by dividing net income reduced by the weighted average number of shares outstanding for each year presented. Shares of the Bank’s common stock, both $1 par and $5 par have the same privileges, restrictions, and rights, including voting and dividend rights.

EXHIBIT 2

STATEMENT REGARDING COMPUTATION OF RATIOS

FIRST GUARANTY BANK

Return on average assets has been computed by dividing net income for each period presented by average total assets for the respective period.

Return on average equity has been computed by dividing net income for each period presented by average Stockholders’ equity for the respective period.

Dividend payout has been computed by dividing the cash dividends paid per share of common stock by net income per share for the respective period.

Leverage ratio is a ratio of equity to assets, defined as period end Tier I capital as a percent of average assets for the recent quarter adjusted for core deposit intangible and unrealized gain and losses on securities available for sale.

Book Value per common share is common shareholders equity divided by common shares outstanding.

Efficiency ratio is computed by dividing noninterest expense by taxable equivalent net interest income plus noninterest income, excluding securities gains (losses); this ratio measures the cost to generate revenue.

EXHIBIT 3

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of First Guaranty Bank (the “Bank”) on Form 10-K as of and for the year ended December 31, 2006 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, Michael R. Sharp, President and Chief Executive Officer of the Bank, certify, pursuant to 18 U.S.C. SS 1350, as adopted pursuant to SS 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer
March 29, 2007

EXHIBIT 3

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of First Guaranty Bank (the “Bank”) on Form 10-K as of and for the year ended December 31, 2006 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, Michele E. LoBianco, Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. SS 1350, as adopted pursuant to SS 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Michele E. LoBianco
Michele E. LoBianco
Senior Vice President and
Chief Financial Officer
March 29, 2007

EXHIBIT 4

CERTIFICATION OF DISCLOSURE
FOR THE CHIEF EXECUTIVE OFFICER

I, Michael R. Sharp, President and Chief Executive Officer of First Guaranty Bank hereby certify that:

1.	I have reviewed this annual report being filed on Form 10-K of First Guaranty Bank;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3.
Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in the report;

4.	I and the other certifying officers are responsible for establishing and maintaining disclosure controls and procedures for the Bank and have:

a.
Designed such disclosure controls and procedures to ensure that material information relating to the Bank is made known to us, particularly during the period in which this annual report is being prepared;

b.	Evaluated the effectiveness of the Bank’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the evaluation date); and

c.	Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on the required evaluation as of the evaluation date;

5.	I and the other certifying officers have disclosed, based on our most recent evaluation, to the Bank’s auditors and the audit committee of the Board of Directors:

a.
All significant deficiencies in the design or operation of internal controls which could adversely affect the Bank’s ability to record, process, summarize and report financial data and have identified for the Bank’s auditors any material weaknesses in internal controls; and

b.	Any fraud, whether or not material, that involves Management or other employees who have a significant role in the Bank’s internal controls; and

6.
I and the other certifying officers have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer
March 29, 2007

EXHIBIT 4

CERTIFICATION OF DISCLOSURE
FOR THE CHIEF FINANCIAL OFFICER

I, Michele E. LoBianco, Senior Vice President and Chief Financial Officer of First Guaranty Bank hereby certify that:

1.	I have reviewed this annual report being filed on Form 10-K of First Guaranty Bank;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3.
Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in the report;

4.	I and the other certifying officers are responsible for establishing and maintaining disclosure controls and procedures for the Bank and have:

a.
Designed such disclosure controls and procedures to ensure that material information relating to the Bank is made known to us, particularly during the period in which this annual report is being prepared;

b.	Evaluated the effectiveness of the Bank’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the evaluation date); and

c.	Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on the required evaluation as of the evaluation date;

5.	I and the other certifying officers have disclosed, based on our most recent evaluation, to the Bank’s auditors and the audit committee of the Board of Directors:

a.
All significant deficiencies in the design or operation of internal controls which could adversely affect the Bank’s ability to record, process, summarize and report financial data and have identified for the Bank’s auditors any material weaknesses in internal controls; and

b.	Any fraud, whether or not material, that involves Management or other employees who have a significant role in the Bank’s internal controls; and

6.
I and the other certifying officers have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ Michele E. LoBianco
Michele E. LoBianco
Senior Vice President and
Chief Financial Officer
March 29, 2007